Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291789

9,302,765 Shares of Common Stock
$64,380,575 Aggregate Principal Amount of 9.875% Fixed Rate
Senior Notes due 2028
This prospectus relates to the resale or other disposition from time to time of up to (i) 9,302,765 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) $64,380,575 aggregate principal amount of 9.875% Fixed Rate Senior Notes due 2028, of which (x) $62,378,175 principal amount was issued on December 2, 2024 (the “Acquisition Notes”) and (y) $2,002,400 principal amount was issued on August 18, 2025 (the “Additional Notes,” and together with the Acquisition Notes the “Offered Notes”) (the Offered Notes together with the Shares, the “Securities”) of Abacus Global Management, Inc. (f/k/a Abacus Life, Inc.), a Delaware corporation (“Abacus,” “we,” “our,” “us” and the “Company”) by the persons described in this prospectus, whom we call the “Selling Securityholders,” identified in the section of this prospectus entitled “Selling Securityholders,” or their transferees. The Offered Notes have the same terms (except with respect to issue date and the date from which interest accrues) as, and will be fully fungible with and will be treated as a single series of debt securities as, the Company’s 9.875% Fixed Rate Senior Notes due 2028 issued on November 10, 2023 and February 15, 2024 (the “Initial Existing Notes” and together with the Acquisition Notes, the “Existing Notes” and, the Existing Notes together with the Offered Notes, the “Notes”). The aggregate outstanding principal amount of the Notes is $135,379,475.
Interest on the Acquisition Notes accrues from and including the most recent interest payment date for which interest has been paid with respect to such Notes. Interest on the Additional Notes accrues from and including the issue date of August 18, 2025 or from and including the most recent interest payment date for which interest has been paid with respect to such Notes. The Offered Notes bear interest at the rate of 9.875% per annum, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2025 for the Acquisition Notes and November 15, 2025 for the Additional Notes and ending on the date the Notes mature, November 15, 2028 (the “maturity date”). The Offered Notes will be issued to you only in registered book-entry form, in minimum denominations of $25 and integral multiples of $25 in excess thereof.
The Company may, at its option, redeem the Notes in whole or in part at any time or from time to time on or after February 15, 2027 at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption as further described under “Description of the Notes—Optional Redemption of the Notes.” In addition, each holder of the Notes may require the Company to repurchase all or a portion of such holder’s Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of repurchase as further described under “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.” The Notes will not be entitled to any sinking fund.
The Notes are the senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s other senior unsecured indebtedness from time to time outstanding. Because the Notes are not secured by any of the Company’s assets, they are effectively subordinated to any existing or future secured indebtedness of the Company (including borrowings under the Company’s senior secured credit facility) to the extent of the value of the assets securing such indebtedness. The Notes are structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries (including the Company’s senior secured credit facility which is guaranteed by certain subsidiaries of the Company) because the Notes are obligations exclusively of the Company and are not guaranteed by any of the Company’s subsidiaries.
The Selling Securityholders may offer and sell the Shares and the Offered Notes, from time to time, at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The Selling Securityholders may sell the Shares or Offered Notes to or through underwriters, brokers or dealers, directly to purchasers or through agents designated from time to time, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders, the purchasers or both. If any underwriters, dealers or agents are involved in the sale of any of the Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.
We are not issuing any securities pursuant to this prospectus. We will not receive any of the proceeds from the sale of securities by the Selling Securityholders. See the section entitled “Selling Securityholders” for additional information regarding the Selling Securityholders. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”
Our Common Stock and Existing Notes are traded on the Nasdaq Capital Market LLC (“NASDAQ”) under the symbols “ABL” and “ABLLL”, respectively. On December 19, 2025, the closing prices of our Common Stock and Existing Notes on NASDAQ were $8.51 and $25.40, respectively. We intend to apply to list the Additional Notes on NASDAQ under the same symbol as the Existing Notes. We expect trading of the Offered Notes to commence promptly following the sale of the Offered Notes.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Investing in our Securities involves certain risks. See “Risk Factors” beginning on page 8 of this prospectus and any similar sections contained in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 22, 2025.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may, from time to time, sell up to (i) 9,302,765 Shares and (ii) $64,380,575 aggregate principal amount of the Offered Notes from time to time in one or more offerings as described in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.” To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.
Neither we nor the Selling Securityholders have authorized any other person to provide you with any information or to make any representations, other than those contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus that we have authorized for use in connection with this offering. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted.
The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
This prospectus incorporates by reference market data and certain other statistical information that are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we, the Selling Securityholders nor the underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good-faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any third-party publications or our good-faith estimates.
When we refer to “Abacus,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Abacus Global Management, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified. When we refer to the “Selling Securityholders,” we refer to the selling securityholders identified in this prospectus. When we refer to “you,” we mean the potential holders of the Common Stock and the potential holders of the Notes. When we refer to “Common Stock,” we mean our common stock, par value $0.0001.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe(s),” “estimate(s),” “expect(s),” “predict(s),” “project(s),” “forecast(s),” “may,” “might,” “will,” “could,” “should,” “would,” “seek(s),” “plan(s),” “scheduled,” “possible,” “continue,” “potential,” “anticipate(s)” or “intend(s)” or similar expressions; provided that the absence of these does not means that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:
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realize the benefits of our acquisition of Carlisle Management S.C.A. (“CMC”) and Carlisle Investment Group S.A.R.L. (“CIG,” and together with CMC, “Carlisle”), consummated on December 2, 2024 (the “Carlisle Acquisition”) and the benefits of our acquisition of FCF Advisors, LLC (“FCF”), consummated on December 2, 2024 (the “FCF Acquisition”), and any other acquisitions we have consummated or may consummate in the future;

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realize the benefits expected from the Business Combination (as defined herein) and related transactions consummated by the Company on June 30, 2023 (described under the section titled “Summary—About Abacus Global Management, Inc.”);

•	maintain the listing of the Company on a securities exchange;
•	service, comply with the terms of and refinance at maturity our indebtedness and its impact on our operations;
•	achieve projections and anticipate uncertainties relating to the business, operations and financial performance of the Company, including:
○	expectations with respect to financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
○	expectations regarding product development and pipeline;
○	expectations regarding market size;
○	expectations regarding the competitive landscape;
○	expectations regarding future acquisitions, partnerships or other relationships with third parties; and
○	future capital requirements and sources and uses of cash, including the ability to obtain additional capital in the future;
•	develop, design and sell services that are differentiated from those of competitors;
•	retain and hire necessary employees;
•	attract, train and retain effective officers, key employees or directors;
•	enhance future operating and financial results;
•	comply with laws and regulations applicable to its business;
•	stay abreast of modified or new laws and regulations applying to its business, including privacy regulations;

•	anticipate the impact of, and response to, new accounting standards;
•	anticipate the significance and timing of contractual obligations;
•	maintain key strategic relationships with partners and customers; and
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the factors described under the section titled “Risk Factors” herein and in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and incorporated by reference herein.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement. There can be no assurance that future developments affecting us will be those that we have anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
These forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and any accompanying prospectus supplement. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and incorporated by reference herein.
You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY
This section highlights selected information included in this prospectus and does not contain all of the information that may be important to you. You should read the entire prospectus and the other documents to which we refer before you decide to invest.
Abacus Overview
We are a leading financial services company specializing in alternative asset management, data-driven wealth solutions, technology innovations, and institutional services. With a focus on longevity-based assets and personalized financial planning, we leverage proprietary data analytics and decades of industry expertise to deliver innovative solutions that optimize financial outcomes for individuals and institutions worldwide.
Our expanded business model now operates through four distinct yet complementary divisions:
Abacus Life Solutions––Since 2004, Abacus has purchased over $10 billion in face value of life insurance policies, helping thousands of clients maximize the value of their life insurance assets. The Life Solutions division specializes in helping consumers achieve financial security through retirement products while serving as a solutions provider to institutions. The institutional business assists insurance carriers and reinsurers in optimizing legacy liabilities and creating innovative consumer-facing products through data-based solutions.
Abacus Asset Group––The asset management division serves primarily institutional investors alongside select private clients, providing returns across the risk-reward spectrum. Abacus Asset Group specializes in uncorrelated and longevity-based assets, fixed-income replacement strategies, and free-cash flow based investment solutions. This division leverages proprietary analytics and market insights to identify unique opportunities through distinct investment strategies that deliver consistent performance through various market cycles while maintaining a disciplined approach to risk management.
ABL Tech––Building on decades of experience and proprietary health and longevity data sets, ABL Tech creates technology products that we believe are revolutionizing the life planning industry. These innovations deliver benefits for pension funds, government agencies, and insurance-related businesses. The division has developed platforms that conduct real-time mortality verification, locate missing participants, and service the secondary life insurance market with speed and accuracy.
ABL Wealth––Leveraging more than two decades of proprietary data and algorithms, we believe ABL Wealth is redefining wealth management through a transparent, cutting edge, data-driven approach. The division helps financial advisors create customized plans based on clients’ health, longevity, and overall financial wellbeing, moving beyond one-size-fits-all planning to develop financial strategies tailored to each individual.
Policy Origination | Abacus Life Solutions
As one of the leading buyers of life insurance policies in the United States for over 20 years, we sit at the heart of the life settlements industry. We leverage our strong market position, highly efficient origination platform and proprietary technology to drive our revenue and profitability. The Company and its executive team have deep experience in the life settlement industry. The Company’s guidelines are designed to allow us to target the life insurance policies that we believe have the most upside potential to generate attractive risk-adjusted returns to the Company through either its hold or trade portfolio. Currently, the Company principally invests in non-variable universal life insurance policies and retains the discretion to invest in whole life or convertible term life insurance policies.
Underwriting
Abacus’ origination guidelines focus on the age, gender and health of the insured, the duration, mortality risk and face value of the underlying life insurance policy, the projected internal rate of return of the investment in the underlying life insurance policy after taking into account the cost of making continued premium payments, and the ultimate amount and timing of the death benefit. These guidelines are designed to allow the Company to target the life insurance policies that it believes will generate attractive risk-adjusted returns. The Company invests primarily in non-variable universal life insurance policies.

Origination
Our proven policy origination process, known as “origination services” first locates policies and screens them for eligibility for a life settlement. This process includes verifying that the policy is in force, obtaining consent forms, and making disclosures to policy owners, and obtaining or generating life expectancy estimates.
We generate fees on the policies we originate, which are sourced from three channels: (i) a network of approximately 30,000 financial advisors and agents, (ii) direct-to-consumer and (iii) a number of traditional life settlements intermediaries that submit policies to us on behalf of a financial advisor, agent or other client.
Portfolio Management
Once identified, we utilize our proprietary “heat-map” technology platform to determine the initial risk and viability of policies. Thereafter, a purchased policy is “actively managed,” whereby we consistently monitor the policy risk to optimize revenue by choosing to either (x) trade the policy to a third-party institutional investor (i.e., receive a trade spread) or (y) hold the policy over time (i.e., pay premiums and receive payout). Additionally, we service policies on behalf of third parties for which we receive fee-based revenue based on a percentage of policy value. Our multi-faceted and dynamic revenue model is made possible by the fact that we sit at the heart of the entire life settlements industry.
Our revenue generation platform and economic model is best summarized below:
1.	Origination (fees based on a percentage of the face value or net death benefit of the acquired policies)
2.	Active Management (spreads for traded policies and realized returns for held policies)
3.	Third Party Portfolio Servicing (fees based on a percentage of the total asset value serviced)
Asset Management
During December 2024, we added two asset management companies in connection with two business acquisitions. Beginning in December 2024, we manage alternative investment funds and exchange-traded funds (“ETF”). The alternative investment funds primarily invest in insurance policy settlement contracts that cater to investors seeking risk-adjusted returns with low correlation to other asset classes. The ETFs primarily invest in equity securities using a suite of core and thematic free cash flow equity strategies and offers over 50 customizable free cash flow index strategies covering eight global equities allocation categories available in separately managed accounts. Asset Management fees are based on a percentage of total asset value under management. We also realize performance fees based on a percentage of returns over certain hurdle rates for the managed alternative investment funds.
Technology Services
Beginning in February 2024, we utilize proprietary technology based on health and longevity data sets to provide solutions to pension funds, government agencies, insurance-related businesses, as well as other entities that benefit from real-time mortality verification, missing participant verification, and other services specific to the life insurance market. Technology Services fees are based on fixed annual contracts. During the fourth quarter of 2024 we began recognizing Technology Service revenue generated by ABL Tech.
The Carlisle Acquisition and the FCF Acquisition
On December 2, 2024 (the “Acquisition Closing Date”), we completed the Carlisle Acquisition pursuant to which we purchased of all outstanding shares of Carlisle. As consideration for the Carlisle Acquisition, the Company issued to the Selling Securityholders who participated in the Carlisle Acquisition (the “Carlisle Selling Securityholders”), as applicable, an aggregate of (i) 9,213,735 Shares and (ii) $72,727,075 aggregate principal amount of Acquisition Notes. In addition, on August 18, 2025, as a purchase price adjustment contemplated as part of the Carlisle Acquisition (“Purchase Price Adjustment”), the Company issued to the Carlisle Selling Securityholders, as applicable, (i) 253,688 Shares and (ii) $2,002,400 aggregate principal amount of Additional Notes. Each of the Carlisle Selling Securityholders (other than Manorhaven Capital LLC (“Manorhaven”)) has agreed not to transfer more than 15% of the Shares held on the Acquisition Closing Date within any 30-day period. In addition, each such Carlisle Selling Securityholder has agreed, for 12 months following the Acquisition Closing Date, not to initiate or participate in any acquisition of the Company’s securities that would result in

(i) such Carlisle Selling Securityholder and its affiliates and associates beneficially owning 10% or more of the Company’s voting securities or (ii) any group beneficially owning 20% or more of the Company’s voting securities. In connection with the Carlisle Acquisition, the Company granted the Carlisle Selling Securityholders certain registration rights pursuant to an equity registration rights agreement and a notes registration rights agreement.
On the Acquisition Closing Date, we also completed the FCF Acquisition, pursuant to which we purchased 100% of FCF, a New York based asset manager and index provider specializing in free cash-flow-focused investment strategies. The consideration for the FCF Acquisition was valued at approximately $10.2 million, net of cash acquired, including the issuance of an aggregate of approximately 578,000 shares. The Selling Securityholders who participated in the FCF Acquisition are herein referred to as the “FCF Selling Securityholders”.

THE OFFERING
Issuer
Abacus Global Management, Inc., a Delaware corporation.
Common Stock offered by the Selling Securityholders
9,302,765 Shares of Common Stock.
Notes offered by the Selling Securityholders
$64,380,575 Aggregate Principal Amount of 9.875% Fixed Rate Senior Notes due 2028.
Use of proceeds
We will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders in this offering.
Listing and trading symbol
Shares of our Common Stock trade on NASDAQ under the symbol “ABL.” The Existing Notes trade on NASDAQ under the symbol “ABLLL.” We intend to apply to list the Offered Notes on NASDAQ under the same symbol as the Existing Notes. We expect trading of the Offered Notes to commence promptly following the sale of the Offered Notes.
Risk factors
This investment involves a high degree of risk. You should carefully read and consider the information set forth under the section titled “Risk Factors” on page 8 of this prospectus and under similar headings in the documents that are incorporated by reference herein for a discussion of risks that you should carefully consider before deciding to invest in our Securities.
Terms of the Offered Notes:
Principal payable at maturity
100% of the aggregate principal amount. The outstanding principal amount of the Notes will be payable on the stated maturity date at the office of the trustee, paying agent and security registrar for the Notes or at such other office as we may designate.
Maturity date
The Notes will mature on November 15, 2028.
Interest rate
9.875% per annum.
Interest periods
The interest periods for the Acquisition Notes are the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The initial interest period for the Additional Notes is the period from and including the issue date of August 18, 2025, to, but excluding, November 15, 2025, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.
Interest payment dates
Each February 15, May 15, August 15 and November 15 of each year and ending on the maturity date. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest day count convention
Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Record dates
Interest will be paid to the person in whose name a Note is registered at the close of business on the Business Day preceding the applicable interest payment date.
No guarantees
The Notes are not guaranteed by any of the Company’s subsidiaries. As a result, the Notes are structurally subordinated to the liabilities of the Company’s subsidiaries as discussed below under “—Ranking.”
Ranking
The Notes are the Company’s senior unsecured obligations and will rank: (i) equal in right of payment to the Company’s other outstanding and future senior unsecured indebtedness; (ii) senior to any of the Company’s existing and future indebtedness that expressly provides it is subordinated to the Notes; (iii) effectively subordinated to all of the Company’s existing and future secured indebtedness (including the Company’s senior secured credit facility), which is secured by primarily all assets of the Company and each guarantor on a first lien basis to the exclusion of certain Excluded Assets, including the life insurance policies owned by the Company and each guarantor, and any indebtedness that is initially unsecured to which the Company subsequently grants security), to the extent of the value of the assets securing such indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries, including the Company’s senior secured credit facility which is guaranteed by certain subsidiaries of the Company.
As of September 30, 2025, the Company had indebtedness outstanding of approximately $409 million (including deferred issuance costs and discounts), including $149.25 million of borrowings under our senior secured credit facility (excluding deferred issuance costs and discounts) and approximately $119 million of indebtedness of consolidated variable interest entities (excluding deferred issuance costs).
Optional redemption
The Notes may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after February 15, 2027 upon not less than 15 days nor more than 60 days written notice to holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but not including, the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. Any exercise of our option to redeem the Notes will be done in compliance with the indenture.
If the Company redeems only some of the Notes by partial redemption, the global notes shall be selected in accordance with applicable rules and procedures of the Depository Trust Company (“DTC”), or in the case of certificated notes, any other method in accordance with the policies and procedures of the trustee. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
Change of control offer to repurchase
If the Company is subject to a Change of Control Repurchase Event, each holder of the Notes may require the Company to purchase all or a portion of such holder’s Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.
Repayment at holder’s option
The Notes are not subject to repayment at the option of the holder at any time prior to the maturity date, except as set forth under “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” and will not be entitled to any sinking fund.
Form and denomination
The Offered Notes will be issued to you as fully registered global notes which will be deposited with, or on behalf of, the DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. Beneficial interests in the global notes must be held in minimum denominations of $25 or any amount in excess thereof which is an integral multiple of $25.
Further issuances
The amount of debt securities the Company can issue under the indenture is unlimited. The Company has issued $135,379,475 of Notes. The Offered Notes are additional Notes under the indenture governing the Existing Notes. The Company may, without your consent and without notifying you, create and issue further notes, which notes may be consolidated and form a single series with the series of Notes offered by this prospectus and the Existing Notes and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Events of default
For a discussion of events that will permit acceleration of the payment of the principal of the Notes, see “Description of the Notes—Events of Default; Waivers” in this prospectus.
Indenture and trustee
The Notes were issued under the indenture, dated as of November 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee, as supplemented by supplemental indentures relating to the issuance of the Notes.
Governing law
The Notes are governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Securities. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are incorporated herein by reference. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Securities could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to our Common Stock
Our stock repurchase program may not enhance long-term stockholder value and could increase the volatility of the market price of our common stock and diminish our cash.
Our stock repurchase program does not obligate us to repurchase any shares of our Common Stock. The timing and amount of any repurchases depend upon several factors, including market conditions, business conditions, statutory and contractual restrictions, the trading price of our Common Stock and the nature of other investment opportunities available to us. In addition, repurchases of our Common Stock could affect our stock price and increase its volatility. The existence of a stock repurchase program could cause our stock price to be higher than it would be absent the program and could reduce market liquidity for our stock. Use of our funds to repurchase stock could diminish our cash reserves, which may impact our ability to finance growth, pursue strategic opportunities, and discharge liabilities. Our stock repurchases may not enhance stockholder value because the market price of our Common Stock may decline below the prices at which we repurchased stock and short-term stock price fluctuations could reduce the program’s effectiveness.
A substantial number of shares of Common Stock are eligible for resale into the public market, a portion of which shares are being offered in this prospectus.
The Company’s lockup agreements with certain Selling Securityholders and with directors, executive officers and holders of 5% or more of our Common Stock have expired, and those shares will generally be eligible for resale. The resale of shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. Sales, or the possibility that sales may occur, also may make it more difficult for us to sell equity securities in the future at a time and at a price we deem appropriate.
In addition, we have entered into registration rights agreements with certain stockholders of the Company, including East Sponsor, LLC, Thomas W. Corbett, Jr., Jay Jackson, Scott Kirby, Sean McNealy, and Matthew Ganovsky as well as with the Carlisle Selling Securityholders, providing the parties thereto with certain registration rights relating to the shares of our Common Stock which they beneficially own, including certain demand and piggyback registration rights, in each case, subject to certain requirements and customary conditions. The registration rights agreements set forth customary registration procedures, including an agreement by us to make appropriate officers available to participate in roadshow presentations and cooperate as reasonably requested in connection with any underwritten offerings. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our Common Stock available for public trading.
Our Board has broad discretion to issue additional securities, including securities that may rank senior to our common stock, and in order to raise sufficient funds to expand our operations, we may have to issue securities at prices which may result in substantial dilution to our stockholders.
We are entitled under the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”) to issue up to 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 (“Preferred Stock”), although these amounts may change in the future subject to stockholder approval. Shares of our Preferred Stock provide our board of directors broad authority to determine voting, dividend, conversion and other rights. Any additional stock issuances could be made at a price that reflects a discount or premium to the then-current market price of our Common Stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our Common Stock. Our board of directors may generally issue those shares of Common Stock and Preferred Stock, or convertible securities to purchase those shares, without further approval by our stockholders. Any Preferred Stock we may issue could have such rights, preferences, privileges and restrictions as may be designated from time to time by our board of directors, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. On March 18, 2025, the Company issued 5,000 shares of Series A Convertible Preferred Stock which rank senior to the Common Stock with respect to the payment of dividends and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Company and for which the holders will generally be entitled to vote on an as-converted basis together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock. We may also issue additional securities to our directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock incentive plans.
If we issue debt securities, our operations may be restricted, we will be exposed to additional risk and the market price of our Common Stock could be adversely affected.
If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants that may restrict our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Common Stock. Holders of debt securities may also be granted specific rights, including, but not limited to, the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments and rights to approve the sale of assets. Upon liquidation, holders of our debt securities and shares of Preferred Stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Common Stock.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Common Stock or if our operating results do not meet their expectations, our stock price could decline.
The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our Company downgrades our Common Stock or if our operating results do not meet their expectations, our stock price could decline.
The trading price of our Common Stock has been, and is likely to continue to be, volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.
The market price of our Common Stock may be volatile because of numerous factors, including:
•	our operating and financial performance and prospects;
•	quarterly variations in operating results;
•	changes in financial estimates by us or securities analysts who may cover our stock or by our failure to meet the estimates made by securities analysts;
•	conditions that impact demand for products and/or services;
•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;
•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;
•	changes in market valuations of other similar companies;
•	changes in laws or regulations applicable to our business;
•	additions or departures of key personnel;

•	changes in our capital structure, such as future issuances of debt, equity and equity-linked securities, including secured lending arrangements and securitizations;
•	short sales, hedging and other derivative transactions involving our capital stock;
•	our limited public float and the relatively thin trading market for our Common Stock;
•	transactions in our Common Stock, by directors, officers, affiliates and other major investors;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	changes in laws or regulations which adversely affect our industry or us;
•	adverse resolution of new or pending litigation against us;
•
changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from inflation, natural disasters, terrorist attacks, acts of war and responses to such events; and

•	the other factors described under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in this prospectus.
Furthermore, from time to time, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies.
These broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions or interest rate changes, may negatively impact the market price of our Common Stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Any future securities litigation against us could result in substantial costs and divert our management’s attention and resources, and harm our business, financial condition, and results of operations.
This offering and future sales of our Common Stock, or the perception that such future sales may occur, may cause our stock price to decline.
Sales of substantial amounts of our Common Stock in the public market, including in this offering, or the perception that these sales may occur, could cause the market price of our Common Stock to decline. In addition, the sale of such shares, or the perception that such sales may occur, could impair our ability to raise capital through the sale of additional Common Stock or Preferred Stock. Except for any shares purchased by our affiliates, all of the shares of Common Stock sold in this offering will be freely tradable.
We may not pay cash dividends in the future. Any return on your investment may be limited to increases in the market price of our Common Stock.
We have not historically paid cash dividends. On November 7, 2025 we declared a cash dividend of $0.20 per share of our Common Stock to stockholders of record as of December 2, 2025, payable on December 17, 2025. Although the Company has announced its intention to distribute an annual dividend of up to 25% of adjusted net income or up to 55% of recurring revenue, any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future indebtedness we or our subsidiaries incur.
Investing in our Common Stock may involve a significant degree of risk.
The investments we make in accordance with our investment objectives may result in a higher amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our Common Stock may not be suitable for someone with lower risk tolerance and investors in our Common Stock may experience losses and volatility.

Risks Related to our Notes
The Notes are unsecured and therefore are effectively subordinated to any secured indebtedness we have incurred or may incur in the future.
The Notes are not secured by any of our assets or any of the assets of our subsidiaries, including our wholly owned subsidiaries. As a result, the Notes are effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness. Borrowings under our senior secured credit facility are secured by primarily all assets of the Company and each guarantor on a first lien basis to the exclusion of certain Excluded Assets, including the life insurance policies owned by the Company and each guarantor. Because the Notes are not secured by any of our assets, they are effectively subordinated to any existing secured indebtedness (including borrowings under our senior secured credit facility) and any secured indebtedness we may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes.
The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes are obligations exclusively of the Company, and not of any of our subsidiaries. None of our subsidiaries are a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiary we may acquire or create in the future. Any assets of our subsidiaries are not directly available to satisfy the claims of our creditors, including holders of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries have priority over our equity interests in such entities (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such entities. Even if we are recognized as a creditor of one or more of these entities, our claims would still be effectively subordinated to any security interests in the assets of any such entity and to any indebtedness or other liabilities of any such entity senior to our claims. Consequently, the Notes are structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries and portfolio companies with respect to which we hold equity investments. Borrowings under the senior secured credit facility are guaranteed by certain subsidiaries of the Company. In addition, the Company and its subsidiaries may incur substantial indebtedness in the future, including under the Delayed Draw Facility, all of which would be structurally senior to the Notes.
Our outstanding and any future indebtedness could adversely affect our financial and operational flexibility.
As of September 30, 2025, we had indebtedness outstanding of approximately $409 million (including deferred issuance costs and discounts), including $149.25 million of borrowings under our senior secured credit facility (excluding deferred issuance costs and discounts) and approximately $119 million of indebtedness of consolidated variable interest entities (excluding deferred issuance costs). In addition, we have an additional committed Delayed Draw Facility with up to $50.0 million available to be drawn subject to certain conditions. We expect to incur additional indebtedness in the future. The terms of the indenture under which the Notes are issued do not prohibit us or our subsidiaries from incurring additional indebtedness. Our debt service obligations will require us to use a portion of our cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion. If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to seek extraordinary dividends from our subsidiaries, sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations.
Our senior secured credit facility subjects us to restrictive covenants that could affect our financial and operational flexibility. Our breach or failure to comply with any of these covenants could result in a default under our senior secured credit facility. See “—If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes” for a discussion of the consequences of a default. In addition, our senior secured credit facility matures in 2030. We may not be able to refinance this debt on favorable terms or at all at maturity.

The indenture under which the Notes are issued contains limited protection for holders of the Notes.
The indenture under which the Notes are issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes do not place any restrictions on our or our subsidiaries’ ability to:
•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt and (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);
•	enter into transactions with affiliates;
•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•	make investments; or
•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.
Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
We cannot assure you that there will be an active and liquid trading market for the Notes.
The Offered Notes have the same CUSIP and ISIN numbers as, are fungible for U.S. federal income tax purposes with, and form a single series of debt securities with, the Existing Notes. The Existing Notes are listed and trade on NASDAQ under the symbol “ABLLL,” and we intend to apply to list the Additional Notes on NASDAQ under the same symbol. We expect trading of the Offered Notes to commence promptly following the sale of the Offered Notes. The Notes trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price.
In addition, the liquidity of the trading market in the Notes, and the market prices quoted for the Notes, may be materially and adversely affected by changes in the overall market for this type of security and by changes in our financial condition, liquidity, operating results and prospects or in the prospects for companies in our industry generally. Further, such market making activities will be subject to limits imposed by federal securities laws. As a result, we cannot assure you that there will be an active and liquid trading market for the Notes. The Notes may trade at a discount from their initial offering price, and you may be unable to resell your Notes or may be able to sell them only at a substantial discount. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, liquidity, operating results and prospects.

We may choose to redeem the Notes when prevailing interest rates are relatively low.
On or after February 15, 2027, we may choose to redeem the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell the Notes as the optional redemption date or period approaches.
An increase in interest rates could result in a decrease in the fair value of the Notes.
In general, as market interest rates rise, Notes bearing interest at a fixed rate generally decrease in value. Consequently, if you purchase these Notes and market interest rates increase, the fair value of your Notes will likely decrease. We cannot predict the future level of market interest rates.
A downgrade, suspension or withdrawal of any credit rating assigned by a rating agency to us or the Notes or change in the debt markets could cause the liquidity or market value of the Notes to decline significantly.
Any credit rating is an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in any credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to obtain or maintain any credit ratings or to advise holders of Notes of any changes in any credit ratings. There can be no assurance that any credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the rating agencies if in their judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in our company, so warrant. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the Notes.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
Any default under the agreements governing our indebtedness that is not waived by the required lenders and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness, including the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the other debt we may incur in the future could elect to terminate its commitment, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. In addition, any such default may constitute a default under the Notes, which could further limit our ability to repay our debt, including the Notes. If our operating performance declines, we may in the future need to seek to obtain waivers from the lender under the other debt that we may incur in the future to avoid being in default. If we breach our covenants under the other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the other debt, the lender could exercise its rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt.
We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.
Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the Notes, each holder of the Notes will have the right to require us to repurchase all or any part of such holder’s Notes at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the Notes and any other indebtedness that may be required to be repaid or repurchased as a result of such event. A failure to repurchase the Notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and the holders of the Notes. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” herein.
General Risk Factors
Changes in tax regulations or their interpretation could negatively impact our cash flows and results of operations.
Changes in tax and other revenue raising laws, regulations and policies in the jurisdictions where we do business could impose new restrictions, costs or prohibitions on our practices and negatively impact our results of operations. In addition, interpretation of tax regulations requires us to exercise our judgment and taxing authorities or our independent registered public accounting firm may reach conclusions about the application of such regulations that differ from our conclusions. Changes to U.S. tax laws, regulations, or interpretations could impact the tax treatment of our earnings and adversely affect our cash flows and financial results.
We are subject to audit in various jurisdictions, and these jurisdictions may assess additional taxes against us. Developments in an audit, litigation, or laws, regulations, administrative practices, principles, and interpretations could have a material effect on our operating results or cash flows. The final outcome of tax audits, investigations, and any related litigation could be materially different from our historical tax provisions and accruals.

USE OF PROCEEDS
We will not receive proceeds from sales of the Securities made under this prospectus by the Selling Securityholders.

DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our Capital Stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation, as amended, or Charter, our Certificate of Designations (as defined below), and our Amended and Restated Bylaws, or Bylaws, copies of which are on file with the SEC as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”
General
We are authorized to issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and up to 1,000,000 shares of preferred stock, par value $0.0001 per share. As of October 31, 2025 there were 97,752,855 shares of our Common Stock outstanding and 5,000 shares of our Series A Convertible Preferred Stock outstanding. Our Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “ABL.”
Common Stock
The holders of our Common Stock are entitled to the following rights:
Voting Rights. Our Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.
Dividends. The holders of our Common Stock are entitled to receive dividends if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation. In the event of our liquidation, dissolution, or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of our Preferred Stock, if any.
Other Rights and Preferences. Holders of our Common Stock have no pre-emptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, powers, preferences and privileges of holders of Common Stock will be subject to those of the holders of shares of our Series A Convertible Preferred Stock and any shares of preferred stock that the board of directors may authorize and issue in the future. The rights, powers, preferences and privileges of holders of our Common Stock are also subject to modification by amendment of the Charter or Bylaws as authorized by law.
Fully Paid and Nonassessable. All of our outstanding shares of our Common Stock, including the shares of our Common Stock to be sold in this offering, are fully paid and nonassessable.
Transfer Restrictions. Each of the Carlisle Selling Securityholders (other than Manorhaven) has agreed not to transfer more than 15% of the Shares held on the Acquisition Closing Date within any 30-day period. In addition, each such Carlisle Selling Securityholder has agreed, for 12 months following the Acquisition Closing Date, not to initiate or participate in any acquisition of the Company’s securities that would result in (i) such Carlisle Selling Securityholder and its affiliates and associates beneficially owning 10% or more of the Company’s voting securities or (ii) any group beneficially owning 20% or more of the Company’s voting securities.
Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.
Series A Convertible Preferred Stock
On March 18, 2025, the Company issued 5,000 shares of Series A Convertible Preferred Stock, representing $5 million aggregate liquidation preference. The powers, preferences and rights, and the qualifications, limitations or restrictions of the Series A Convertible Preferred Stock are set forth in the Certificate of Designations of Abacus Global Management, Inc., designating the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, dated March 17, 2025 (the “Certificate of Designations”).

Dividends. The Series A Convertible Preferred Stock will accumulate dividends at a rate per annum of 7.5% (the “Dividend Rate”) of the initial liquidation preference of $1,000.00 per share (the “Initial Liquidation Preference”), which may be paid in kind at the Company’s option.
Ranking. The Series A Convertible Preferred Stock ranks senior to the Common Stock with respect to the payment of dividends and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Company. Subject to certain exceptions, no dividend or other distribution will be declared or paid on the Common Stock, unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid on the Series A Convertible Preferred Stock.
Redemption. The Series A Convertible Preferred Stock may be redeemed by the Company, in whole but not in part, at its election at any time on or after the date that is three (3) years after March 18, 2028 and in certain other situations. In addition, holders may require the Company to repurchase all or a portion of the Series A Convertible Preferred Stock upon the occurrence of a Change of Control (as defined in the Certificate of Designations).
Conversion. Holders will have the right to convert their shares into a number of shares of Common Stock equal to the product of (A) the conversion rate in effect immediately before the close of business on the conversion date for such conversion, which shall initially be 100.0000 shares of Common Stock per one thousand dollars ($1,000.00) of liquidation preference of the Series A Convertible Preferred Stock and (B) the quotient obtained by dividing (I) the sum of (x) the liquidation preference of such shares of Series A Convertible Preferred Stock immediately before the close of business on such conversion date and (y) an amount equal to accumulated and unpaid Regular Dividends on such shares of Series A Convertible Preferred Stock to, but excluding, such conversion date (but only to the extent such accumulated and unpaid Regular Dividends are not included in the liquidation preference referred to in the preceding clause (x)), by (II) the Initial Liquidation Preference per share of Series A Convertible Preferred Stock. The initial conversion rate is subject to customary anti-dilution adjustments.
Maturity. The Series A Convertible Preferred Stock has no stated maturity, is not subject to any sinking fund and will remain outstanding indefinitely unless redeemed or repurchased by the Company or converted into Common Stock.
Voting. Subject to the terms of the Certificate of Designations, holders of the Series A Convertible Preferred Stock generally will be entitled to vote on an as-converted basis together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, subject to limitation as needed to comply with NASDAQ listing standards for the Common Stock.
Certain Provisions of Delaware Law and of the Company’s Charter and Bylaws
Exclusive Forum. Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Charter or Bylaws, or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; and subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, these provisions shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation, under certain circumstances, from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.
Section 203 defines an interested stockholder as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.
Section 203 defines a business combination to include: (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary and the interested stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation which is owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 is not applicable when:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (a) those shares owned by persons who are directors and also officers and (b) those shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 262 of the Delaware General Corporation Law. Under Section 262 of the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Section 327 of the Delaware General Corporation Law. Under Section 327 of the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.
Charter and Bylaw Provisions that Delay, Defer or Prevent a Change of Control. The Charter and the Amended and Restated Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Company’s board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors. The Charter provides that the Company’s board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Company’s board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.
Stockholder Action; Special Meetings of Stockholders. The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Charter and the Amended and Restated Bylaws. Further, the Charter provides that only the Chairman of the Company’s board of directors, a majority of the board of directors or the Chief Executive Officer of the Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, the Amended and Restated Bylaws includes an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Company’s board of directors, (b) otherwise properly brought before the meeting by the board of directors, or (c) otherwise properly brought before the meeting by any stockholder present in person (x) who was a stockholder of record entitled to vote at such annual meeting on the date on which notice of the meeting was given pursuant to the Amended and Restated Bylaws and on the record date for the determination of stockholders entitled vote at such meeting and (y) who complies with the notice procedures set forth in the Amended and Restated Bylaws, or properly makes such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder and complies with requirements of such rules for inclusion of the proposal in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice thereof in proper written form to the secretary and the proposed business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary of the Company at the executive offices of the Company not later than close of business on the 90th day nor earlier than the opening of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than close of business on the 120th day before the annual meeting or, if later, not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made.
Stockholders at an annual meeting or special meeting may only consider proposals or nominations “properly brought” before such meeting by the Company’s board of directors or stockholders pursuant to the requirements described above. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws. The Amended and Restated Bylaws may be amended or repealed by the affirmative vote of (a) a majority of the Company’s board of directors or (b) holders of a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, amendment or repeal of Article VIII of the Amended and Restated Bylaws, regarding indemnification of officers, directors and other persons, requires at least 66.7% of the voting power of all of the then outstanding shares.

DESCRIPTION OF THE NOTES
The following summary description sets forth certain terms and provisions of the Notes. Because this description is a summary, it does not describe every aspect of the Notes. The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to all of the provisions of the Notes and the indenture, including the definitions therein.
The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for provisions that apply to the Notes.
General
The terms of the Offered Notes are governed by a senior debt securities indenture, dated as of November 10, 2023 (the “Base Indenture”), as supplemented by a first supplemental indenture, dated as of November 10, 2023 (the “First Supplemental Indenture”), a second supplemental indenture, dated as of December 2, 2024 (the “Second Supplemental Indenture”) and a third supplemental indenture, dated as of July 18, 2025 (the “Third Supplemental Indenture,” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). This description of the Notes is subject to and qualified in its entirety by reference to the indenture and the forms of Notes. When sold in accordance with this prospectus, the Offered Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC, as depositary, in minimum denominations of $25 or any amount in excess thereof that is an integral multiple of $25. See “—Global Securities.” The Offered Notes are fully fungible for U.S. federal income tax purposes with the Existing Notes, are treated as a single series of debt securities with the Existing Notes for all purposes under the Indenture and will be issued under same CUSIP and ISIN numbers as the Existing Notes.
The Notes are our senior unsecured obligations. No recourse will be had for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director as such, past, present or future, of us or of any successor person. The Notes do not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring of us or our subsidiaries or significant sales of our capital stock by holders of such stock or any other event involving us or our subsidiaries that may adversely affect our credit quality, except as set forth under “—Offer to Repurchase Upon a Change of Control Repurchase Event.”
Principal Amount; Maturity and Interest
The aggregate principal amount of Offered Notes being offered by this prospectus is $64,380,575. The aggregate principal amount of Notes outstanding is $135,379,475. The Notes will mature on November 15, 2028. The Notes are denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars. The Notes do not have the benefit of a sinking fund.
Interest will be paid to the person in whose name a Note is registered at the close of business on the Business Day preceding the related date an interest payment is due with respect to such Note; provided that interest payable on the maturity of the principal of the Notes or (subject to the exceptions described under “—Optional Redemption of the Notes”) any redemption date will be paid to the person to whom principal is paid. Interest not punctually paid or duly made available for payment with respect to an interest period, if any, may either be paid instead to the person in whose name the Note is registered on a special record date rather than on the regular record date or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed.
Interest on the Acquisition Notes accrues from and including the most recent interest payment date (whether or not such interest payment date was a Business Day) for which interest has been paid or provided for with respect to such Notes, but excluding, the next interest payment date, redemption date or the maturity date, as the case may be. Interest on the Additional Notes accrues from and including the issue date of August 18, 2025 or from and including the most recent interest payment date (whether or not such interest payment date was a Business Day) for which interest has been paid or provided for with respect to such Notes, but excluding, the next interest payment date, redemption date or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the Notes. Interest not punctually paid or duly made available for payment with respect to an interest period, if any, will be paid instead to the person in whose name the Note is registered on a special record date rather than on the regular record date.
If any interest payment, any redemption date or the maturity date falls on a day that is not a Business Day, then payment of any interest, principal or premium payable on such date will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay.
For purposes of this description of the Notes, the term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law or executive order to close in The City of New York or on which the corporate trust office of the Trustee is closed for business.
The Offered Notes bear interest at the rate of 9.875% per annum. Interest will be payable quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, ending on the maturity date. The first interest payment date on the Acquisition Notes was February 15, 2025. The first interest payment date on the Additional Notes was November 15, 2025. The Notes will mature on November 15, 2028. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months.
No Additional Amounts
In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the Notes, see “Material U.S. Federal Income Tax Consequences—U.S Federal Income Tax Consequences to Holders of Notes.”
Optional Redemption of the Notes
The Notes will be redeemable at our option, in whole or in part, at any time and from time to time, on or after February 15, 2027, upon not less than 15 days nor more than 60 days written notice to holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption. We must provide notice to the Trustee of any redemption no later than 5 days prior to when notice is sent to holders, unless some shorter period is reasonably agreed to by us and the Trustee. A notice of redemption may be made subject to the satisfaction of certain conditions set forth therein, and may be revoked if such conditions are not satisfied.
Because the Notes will be held in book entry form through DTC, we may provide notice in any manner permitted or required by DTC. Prior to any redemption date, we will deposit with the Trustee or a paying agent an amount of money sufficient to pay the redemption price of, and (except if the redemption date is an interest payment date) accrued interest on, the Notes which are to be redeemed on such date.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes called for redemption. If fewer than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected by us, not more than 60 days prior to the redemption date, from the outstanding Notes not previously called for redemption, in compliance with the policies and procedures of the Trustee and the requirements of DTC, as applicable, provided that the unredeemed portion of the principal amount of any Note will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Note.
In addition, we may at any time purchase Notes by tender, in the open market or by private agreement, subject to applicable law.
The Notes will not be subject to repayment at the option of the holder at any time prior to the maturity date, except as set forth under “—Offer to Repurchase Upon a Change of Control Repurchase Event.”
Offer to Repurchase Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our option to redeem the Notes as described under “—Optional Redemption of the Notes,” each holder of Notes will have the right, at such holder’s option, to require that we repurchase for cash all of such holder’s Notes, or any portion thereof, on a date specified by us that is not less than 20 calendar days nor more than 35 calendar days following the date on which we deliver notice of such Change of Control Repurchase Event, at a purchase price equal to 100% of the principal amount of Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of repurchase, pursuant to the offer described below. On or before the 20th calendar day after the occurrence of a Change of Control Repurchase Event, we shall provide to all holders of the Notes and the Trustee notice of the occurrence of such Change of Control Repurchase Event and of the purchase right at the option of the holders arising as a result thereof. Simultaneously with providing such notice, we shall publish this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time. The notice shall, if given prior to the date of consummation of the Change of Control Repurchase Event, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
Notwithstanding the foregoing, interest due on an interest payment date falling on or prior to a repurchase date will be payable to holders at the close of business on the record date for such interest payment date.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Indenture by virtue of such conflict.
On the Change of Control Repurchase Event payment date, we will, to the extent lawful:
•	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;
•	deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all Notes or portions of Notes properly tendered; and
•
deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being repurchased by us and requesting that such Notes be cancelled.

The paying agent will promptly send to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and send (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unrepurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $25 and integral multiples of $25 in excess thereof.
Notwithstanding anything to the contrary in the foregoing, we will not be required to purchase, or to make an offer to purchase, the Notes upon a Change of Control Repurchase Event if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the Indenture applicable to an offer by us to purchase the Notes upon a Change of Control Repurchase Event, and such third party purchases all Notes validly tendered and not withdrawn upon such offer in the manner and otherwise in compliance with such requirements.
There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. Our failure to repurchase the Notes upon a Change of Control Repurchase Event would result in an Event of Default under the Indenture.
“Change of Control Repurchase Event” means the occurrence of any of the following:
(1)
any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(2)	the consummation of (x) any consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange or reclassification or similar transaction between us and another person, in each case pursuant to which our common stock shall be converted into cash, securities or other property, other than a transaction (i) that results in the holders of all classes of our common stock immediately prior to such transaction owning, directly or indirectly, as a result of such transaction, more than 50% of the surviving corporation or transferee or the parent thereof immediately after such event, or (ii) effected solely to change our jurisdiction of formation or to form a holding company for us and that results in a share exchange or reclassification or similar exchange of the outstanding common stock solely into common shares of the surviving entity or (y) any sale or other disposition in one transaction or a series of transactions of all or substantially all of our assets to another person;
(3)	our shareholders approve any plan or proposal for the liquidation or dissolution of us (other than in a transaction described in clause (2) above); or
(4)	our common stock ceases to be listed on the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange (or any of their respective successors).
Ranking of the Notes
The Notes are our senior unsecured obligations and rank equal in right of payment to our other existing or future senior unsecured obligations.
As of September 30, 2025, we had indebtedness outstanding of approximately $409 million (including deferred issuance costs and discounts), including $149.25 million of borrowings under our senior secured credit facility (excluding deferred issuance costs and discounts) and approximately $119 million of indebtedness of consolidated variable interest entities (excluding deferred issuance costs). The Notes are effectively subordinated to all of our existing and future secured indebtedness, including borrowings under the senior secured credit facility which are secured by primarily all assets of the Company and each guarantor on a first lien basis to the exclusion of certain Excluded Assets, including the life insurance policies owned by the Company and each guarantor, to the extent of the value of our assets securing such indebtedness.
Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. Our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. The Notes are our obligations and not those of our subsidiaries and, as such, are structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries, including the Company’s senior secured credit facility which is guaranteed by certain subsidiaries of the Company.
The Notes are senior in right of payment to any unsecured and subordinated indebtedness of ours that is subordinated in right of payment to the Notes.
Events of Default; Waivers
The following events are “Events of Default” under the Indenture with respect to the Notes:
•	Default for 30 days in any interest payment in respect of the Notes;
•	Default in any principal or premium payment at maturity of the Notes, including a redemption or repurchase date;
•	Default in the performance or breach of any covenant or warranty of ours in the Indenture for 90 days after the receipt of a notice of default;
•
Default by us under any bond, debenture, note or other evidence of indebtedness for money borrowed by us having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay an aggregate principal amount of such indebtedness, individually or in the aggregate for all such indebtedness, in excess of $10,000,000, when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause

(i), such indebtedness having been discharged or, in the case of clause (ii), such indebtedness having been discharged or such acceleration having been rescinded or annulled; provided, that for purposes of the Indenture, the term “indebtedness” shall not include any indebtedness or obligations of subsidiaries of us that is guaranteed by us; and
•	Our bankruptcy, insolvency or reorganization.
If an Event of Default relating to the Notes has occurred and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes to be due and payable immediately. No such declaration is required, however, with respect to an Event of Default triggered by bankruptcy, insolvency or reorganization. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the Notes. In addition, the holders of a majority in principal amount of Notes of all affected series (voting as one class except in the case of Events of Default regarding a default in any principal, premium or interest payment or deposit of any sinking fund, as to which each series so affected will vote as a separate class) may waive any past default with respect to the Notes. The Trustee shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, unless a responsible trust officer of the Trustee shall have received written notice from us or a holder describing such default or event of default and stating that such notice is a notice of default or event of default.
Modification and Waiver
Without the consent of any holders of any Notes, we, when authorized by a board resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes:
•	to evidence the succession of another person to us and the assumption by any such successor of the covenants of us in the Indenture and in the Notes; or
•
to add to the covenants of us for the benefit of the holders of all or any series of debt securities, including the Notes (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred upon us pursuant to the Indenture; or

•
to add any additional Events of Default for the benefit of the holders of all or any series of debt securities (and if such additional Events of Default are to be for the benefit of less than all series of debt securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); or

•
to add to or change any of the provisions of the Indenture to such extent as will be necessary to permit or facilitate the issuance of debt securities, including the Notes, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form; or

•
to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities under the Indenture, provided that any such addition, change or elimination (i) will neither (A) apply to any such securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such securities with respect to such provision or (ii) will become effective only when there is no such securities outstanding; or

•	to secure the Notes or provide for guarantees of the Notes; or
•	to establish the form or terms of debt securities of any series under the Indenture as permitted pursuant thereto; or
•
to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the debt securities of one or more series, including the Notes, and to add to or change any of the provisions of the Indenture as will be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

•	to comply with any requirements of the SEC in connection with qualifying the Indenture under the Trust Indenture Act; or

•	to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein; or
•
to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the Indenture; provided that any such action will not adversely affect the interests of the holders of securities of any series in any material respect; or

•	to make provisions with respect to conversion or exchange rights of holders of securities of any series; or
•	to add, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of securities; or
•	to conform the terms of the Notes or the Indenture with the description set forth in this prospectus or with the requirements of the Trust Indenture Act; or
•
to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this clause will not adversely affect the interests of the holders of debt securities of any series, including the Notes, in any material respect.

With the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series affected by such supplemental indenture, by act of such holders delivered to us and the Trustee, we, when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of notes of such series under the Indenture; provided, however, that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:
•
change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of any note which would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture, adversely affect any right of repayment at the option of the holder of any security, or change any place of payment where any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or

•
reduce the percentage in principal amount of the outstanding notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture, or

•
modify any of the provisions of this paragraph or certain provisions of the Indenture relating to waivers of past defaults and waivers of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby; provided, however, that this clause will not be deemed to require the consent of any holder with respect to changes in the references to “the Trustee” and concomitant changes in this paragraph, or the deletion of this proviso, in certain circumstances.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of debt securities of any other series.
In connection with any modification, amendment, supplement or waiver in respect of the Indenture or the Notes, we must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating (i) that such modification, amendment, supplement or waiver is authorized or permitted pursuant to the terms of the Indenture and the Notes, (ii) that all related conditions precedent to such modification, amendment, supplement or waiver have been complied with; and (iii) that such supplemental indenture will be valid and binding upon us in accordance with its terms.
Consolidation, Merger and Sale of Assets
The Indenture provides that we may not consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to another person or permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless: (i) in case we will consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to another person, the person formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of us substantially as an entirety, (a) is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) expressly assumes by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observance of every covenant of the Indenture on the part of us to be performed or observed; and (ii) immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing under the Indenture, and we have delivered to the Trustee an officers’ certificate and an opinion of counsel as required by the Indenture.
Trustee
The Offered Notes were issued under the Base Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture by and between us and U.S. Bank Trust Company, National Association, as Trustee. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as Trustee, security registrar, and paying agent, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
Defeasance and Discharge
The defeasance provisions of the Indenture apply to the Notes. The “defeasance” provisions of the Indenture provide that we may terminate some of our obligations with respect to the Notes by depositing with the Trustee as trust funds a combination of money and U.S. government obligations sufficient to pay the principal of or premium, if any, and interest on, the Notes as they come due. Defeasance is permitted only if, among other things, we deliver to the Trustee an officers’ certificate and opinion of counsel on the terms described in the Indenture.
The Indenture also provides that we are entitled to cause the Indenture to cease to be of further effect (a “satisfaction and discharge”), with certain limited exceptions, if (i) either (a) all securities under the Indenture, with certain exceptions, have been delivered to the Trustee for cancellation or (b) all such securities not delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee and us, and we (in the case of (x), (y), or (z) above) have deposited or caused to be deposited with the Trustee as trust funds money sufficient to pay the principal of or premium, if any, and interest on, such securities as they come due or are to be redeemed, (ii) we have paid or caused to be paid all other sums payable under the Indenture by us and (iii) we have delivered the Trustee an officers’ certificate and opinion of counsel stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
Further Issuances
The amount of Notes we are authorized to issue under the Indenture is unlimited. We have issued the Notes in the aggregate principal amount of $135,379,475. However, we may, without your consent and without notifying you, create and issue further notes, which notes may be consolidated and form a single series with the

Notes and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.
Notices
Notices to holders of Notes will be given by first-class mail to the addresses of such holders as they appear in the note register. Where notices are to be provided to a holder of a global security, the notice will be deemed sufficiently given if provided to the depositary for such security pursuant to its applicable procedures.
Governing Law
The Notes and the Indenture are governed by and construed in accordance with the laws of the State of New York.
Miscellaneous
We or our affiliates may from time to time purchase any of the Notes that are then outstanding by tender, in the open market or by private agreement.
Global Securities
Book-Entry, Delivery and Form
Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the Notes will be issued to you in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing the Notes under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC holds the Notes that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of the Notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the Notes. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the Notes. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the Notes are in book-entry form, you will receive payments and may transfer the Notes only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable Notes, where notices and demands in respect of the Notes and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the Notes to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the Notes are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as the Notes are in book-entry form, we will make payments on those Notes to the depositary or its nominee, as the registered owner of such Notes, by wire transfer of immediately available funds. If the Notes are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the Notes herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds, distributions and dividend payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with Notes held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of the Notes will not be entitled to have the Notes registered in their names and will not receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the Notes and the indenture.
The laws of some jurisdictions may require that some purchasers of the Notes take physical delivery of the Notes in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the Notes.

DTC may discontinue providing its services as depositary with respect to the Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, Note certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of Notes generally will not receive certificates representing their ownership interests in those Notes. However, if:
•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing the Notes or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the Notes represented by one or more global securities; or
•	an Event of Default has occurred and is continuing with respect to the Notes, we will prepare and deliver certificates for such Notes in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for the Notes in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.
Other
The information in this section of this prospectus concerning DTC is a book-entry system and has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC are solely within the control of DTC and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over DTC and none of us takes any responsibility for its activities. You are urged to contact DTC or its participants directly to discuss those matters. In addition, although we expect that DTC will perform the foregoing procedures, it is not under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC or its participants of these or any other rules or procedures governing its operations.

SELLING SECURITYHOLDERS
On the Acquisition Closing Date, we completed the Carlisle Acquisition pursuant to which we purchased all outstanding shares of Carlisle. As consideration for the Carlisle Acquisition, the Company issued to the Carlisle Selling Securityholders, as applicable, (i) 9,213,735 Shares and (ii) $72,727,075 aggregate principal amount of Acquisition Notes. In addition, on August 18, 2025, as the Purchase Price Adjustment, the Company issued to the Carlisle Selling Securityholders, as applicable, (i) 253,688 Shares and (ii) $2,002,400 aggregate principal amount of Additional Notes. Each of the Carlisle Selling Securityholders (other than Manorhaven) has agreed not to transfer more than 15% of the Shares held on the Acquisition Closing Date within any 30-day period. In addition, each such Carlisle Selling Securityholder has agreed, for 12 months following the Acquisition Closing Date, not to initiate or participate in any acquisition of the Company’s securities that would result in (i) such Carlisle Selling Securityholder and its affiliates and associates beneficially owning 10% or more of the Company’s voting securities or (ii) any group beneficially owning 20% or more of the Company’s voting securities. In connection with the Carlisle Acquisition, the Company granted the Carlisle Selling Securityholders certain registration rights pursuant to an equity registration rights agreement and a notes registration rights agreement.
On the Acquisition Closing Date, we also completed the FCF Acquisition, pursuant to which we purchased 100% of FCF, a New York based asset manager and index provider specializing in free cash-flow-focused investment strategies. The consideration for the FCF Acquisition was valued at approximately $10.2 million, net of cash acquired, including the issuance of 577,664 shares.
This prospectus covers up to (i) 9,302,765 shares of Common Stock issued to the Carlisle Selling Securityholders and the FCF Selling Securityholders and (ii) $64,380,575 aggregate principal amount of 9.875% Fixed Rate Senior Notes due 2028 issued to the Carlisle Selling Securityholders that, in each case, may be sold or otherwise disposed of by the Selling Securityholders from time to time in one or more offerings as described in this prospectus.
The below table sets forth for each Selling Securityholder: (a) the name of each Selling Securityholder, (b) the amount of Securities beneficially owned by such Selling Securityholder before this offering, (c) the amount of Securities to be offered for such Selling Securityholder’s account and (d) the amount of Securities to be beneficially owned by such Selling Securityholder upon completion of the offering. The amount of Securities owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. The percentage of shares of Common Stock and Notes owned before and after the offering are based on 97,752,855 shares of Common Stock outstanding as of October 31, 2025, as reported on the Company’s Form 10-Q filed November 7, 2025, and $135,379,475 aggregate principal amount of Notes outstanding as of October 31, 2025.

The table is based on information supplied to us by each of the Selling Securityholders as to itself. The Selling Securityholders identified below may have converted, sold, transferred or otherwise disposed of some or all of their Securities since the date on which the information in the following table is presented. Information concerning the Selling Securityholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the amount of Securities that will actually be held by the Selling Securityholders upon termination of this offering because the Selling Securityholders may offer some or all of their Securities under the offering contemplated by this prospectus. The amount of Securities that may be sold hereunder will not exceed the amount of Securities offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to this Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Registered Hereby	Principal Amount of Notes Beneficially Owned Prior to this Offering	Percentage of Outstanding Notes Beneficially Owned Prior to this Offering	Principal Amount of Notes Registered Hereby	Shares of Common Stock Beneficially Owned upon Completion of this Offering(1)	Percentage of Outstanding Common Stock Beneficially Owned upon Completion of this Offering	Principal Amount of Notes Beneficially Owned upon Completion of this Offering(1)	Percentage of Outstanding Notes Beneficially Owned upon Completion of this Offering
Pillo Portsmouth Holding Company(4)	4,870,389(2)	4.982%	4,870,389	—	—	—	—	—	—	—
Carlisle Acquisition Vehicle, LLC(5)	1,398,554(2)	1.430%	1,398,554	$50,545,425(2)	37.336%	$50,545,425	—	—	—	—
Christopher Shawn Winters(6)	99,622(2)	*	99,622	$808,000(2)	*	$808,000	—	—	—	—
CMC Vehicle LLC(7)	805,262(2)	*	805,262	$5,228,175(2)	3.861%	$5,228,175	—	—	—	—
Didier Morin(8)	979(2)	*	979	$7,725(2)	*	$7,725	—	—	—	—
Estate of Sanford Robertson(9)	44,480(3)	*	44,480
GDL Vehicle LLC(7)	359,698(2)	*	359,698	$964,325(2)	*	$964,325	—	—	—	—
Jacob Pluchenik and an entity controlled by Mr. Pluchenik(10)	481,079(3)	*	481,079
Manorhaven Capital LLC(7)	44,609(2)	*	44,609	$218,175(2)	*	$218,175	—	—	—	—
Paul J. Isaac(11)	52,105(3)	*	52,105
Timmo Henk Mol(12)	448,735(2)	*	448,735	$2,569,000(2)	1.897%	$2,569,000	—	—	—	—
Victor Johannes Maarten Heggelman(13)	224,392(2)	*	224,392	$1,819,950(2)	1.344%	$1,819,950	—	—	—	—
Ward H Kerr(14)	253,217(2)	*	253,217	$1,998,725(2)	1.476%	$1,998,725	—	—	—	—
Xavier Deu Pujal(15)	219,644(2)	*	219,644	$221,075(2)	*	$221,075	—	—	—	—

*	Indicates beneficial ownership of less than 1%.
(1)
Assumes all of the Securities to be registered on the registration statement of which this prospectus is a part are sold in the offering and that no additional Securities are purchased or otherwise acquired.

(2)	10% of the total Securities issued to such Carlisle Selling Securityholder as part of the Carlisle Acquisition are being held in escrow until June 4, 2026.
(3)	7.5% of the total Securities issued to such FCF Selling Securityholder as part of the FCF Acquisition are being held in escrow until June 2, 2026.
(4)
Jose Esteban Casares Garcia is the sole member and sole manager of Pillo Portsmouth Holding Company, LLC. The address of Pillo Portsmouth Holding Company, LLC is 623 W Lake Street, Box 400, Chicago, IL 60661.

(5)
Carlisle Acquisition Vehicle, LLC (“CAV”) is a wholly owned subsidiary of Pacific Current Group Limited, an Australian Securities Exchange listed company and CAV’s ultimate parent. The Pacific Current Group Limited company board of directors maintains the power to vote or dispose of the Securities. The address of CAV is 909 A Street, Suite 810, Tacoma, Washington 98402.

(6)	The address of Christopher Shawn Winters is 3948 Atlanta Rd SE, Atlanta, GA 30080.
(7)
Zachary Marans is the CEO of Manorhaven Capital, LLC (a registered broker-dealer) and the control person of GDL Vehicle, LLC and CMC Vehicle, LLC. Manorhaven Holdings, LLC is the parent company of Manorhaven Capital, LLC and is the Managing Member of GDL Vehicle, LLC and CMC Vehicle, LLC. Zachary Marans is the Managing Member of Manorhaven Holdings, LLC. The address of Manorhaven Capital, LLC, GDL Vehicle, LLC and CMC Vehicle, LLC is 120 Wall Street, 25th Floor, New York, New York 10005. The Securities owned by Manorhaven Capital, LLC were acquired as compensation for investment banking services provided to Carlisle in connection with the Carlisle Acquisition.

(8)	The address of Didier Morin is 13 rue de Windhof L-8359 Goeblange Koerich, Luxembourg.
(9)	The address of the Trustee and Executor of the Estate of Sanford Robertson is 101 Lucas Valley Road Suite 202, San Rafael, CA 94903.
(10)
124,775 of such shares are held directly by Jacob Pluchenik and 356,304 of such shares are held directly by Sausalito Investment Partners, LLC (“Sausalito”). Mr. Pluchenik is manager of Sausalito and has the power to vote or dispose of such shares. The address of Mr. Pluchenik and Sausalito is 810 Seventh Avenue, NY 10019.

(11)	The address of Paul J. Isaac is 75 Prospect Avenue, Larchmont, NY 10538.

(12)	The address of Timmo Henk Mol is Neie Wee 46, 6833 Biwer, Luxembourg.
(13)	The address of Victor Johannes Maarten Heggelman is 3 rue Johannes Kepler, L1873 Luxembourg, Luxembourg.
(14)	The address of Ward H Kerr is 3853 Alfalfa Lane, Fayetteville, PA 17222.
(15)	The address of Xavier Deu Pujal is 1 rue d’eich, L-1461, Luxembourg, Luxembourg.
Material Relationships
Jose Eseteban Casares Garcia, the sole member and sole manager of Pillo Portsmouth Holding Company, LLC, is the Chief Executive Officer of Carlisle Management Company SCA, a subsidiary of the Company. Victor Johannes Maarten Heggelman is the Chief Financial Officer of Carlisle Management Company SCA, a subsidiary of the Company. Christopher Shawn Winters is the Vice President of Portfolio Operations for the Company, and was previously the head of portfolio management for Carlisle Management Company SCA, a subsidiary of the Company. Ward H. Kerr is a Senior Partner of Carlisle Management Company SCA, a subsidiary of the Company. Carlisle Acquisition Vehicle, LLC had a seat on Carlisle’s Supervisory Board until May 2024. Based upon information provided by the Selling Securityholders, none of the other Selling Securityholders or any of their affiliates, officers, directors or principal equityholders has held any position or office or has had any material relationship with us within the past three years.

DIVIDEND POLICY
The Company has not historically paid cash dividends. On November 7, 2025 we declared a cash dividend of $0.20 per share of our Common Stock to stockholders of record as of December 2, 2025, payable on December 17, 2025. Although the Company has announced its intention to distribute an annual dividend of up to 25% of adjusted net income or up to 55% of recurring revenue, the payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition (as well as the applicable provisions of the Charter and the Amended and Restated Bylaws) and applicable law. The payment of any cash dividends will be within the discretion of the Company’s board of directors at such time. The senior secured credit facility restricts the Company’s ability to pay dividends and distributions. See the section of this prospectus entitled “Description of Capital Stock—Series A Convertible Preferred Stock” for a discussion of dividends payable on our Series A Convertible Preferred Stock and the ranking of our Series A Convertible Preferred Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax consequences of the acquisition, beneficial ownership and disposition of the Offered Notes by a U.S. Holder or a Non-U.S. Holder (each as defined below) and the acquisition, beneficial ownership and disposition of Common Stock by a Non-U.S. Holder (as defined below).
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, judicial authority and administrative rulings and practice, in each case in effect as of the date hereof, and all of which are subject to change and differing interpretation. Any such change or interpretation may be applied retroactively and may affect the accuracy of the statements and conclusions set forth in this prospectus. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Securities. This summary addresses only tax consequences to investors that purchase Securities pursuant to this prospectus and hold them as “capital assets” within the meaning of Section 1221 of the Code.
This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws, including, but not limited to:
•	banks, insurance companies, and other financial institutions;
•	tax-exempt organizations or governmental organizations;
•
partnerships or other pass-through entities or arrangements treated as partnerships for U.S. federal income tax purposes (and persons holding Securities through a partnership or other pass-through entity or arrangement treated as a partnership for U.S. federal income tax purposes);

•	retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•	regulated investment companies;
•	brokers, dealers or traders in securities or currencies;
•	traders in securities who elect to apply a mark-to-market method of accounting;
•
persons holding Securities as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment or risk reduction transaction;

•	persons who hold or receive Securities pursuant to the exercise of any employee stock option or otherwise as compensation;
•	“passive foreign investment companies,” “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	persons deemed to sell Securities under the constructive sale provisions of the Code;
•	U.S. expatriates and former citizens or long-term residents of the United States; and
•	U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction or any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws). This summary also does not discuss any tax consequences arising under the unearned income Medicare contribution tax on net investment income and the alternative minimum tax. The term “holder” as used in this section refers to a beneficial holder of the Securities and not the record holder.

Persons considering the purchase of Securities should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any other taxing jurisdiction.
For purposes of this discussion, a “U.S. Holder” means:
•	a citizen or resident of the United States;
•	a corporation or other entity or arrangement taxable as a corporation created or organized in or under the laws of the United States or any State thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Securities, the tax treatment of such partnership and a partner thereof will generally depend on the status of the partner and upon the activities of the partner and the partnership. Persons who are partners in a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holding Securities should consult their tax advisors.
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Securities that is neither a “U.S. Holder” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OFFERED NOTES

Qualified Reopening and Issue Price of the Offered Notes
For U.S. federal income tax purposes, we treated the Offered Notes as being issued to the Carlisle Selling Securityholders in a “qualified reopening” of the Initial Existing Notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the Offered Notes will have the same issue date, the same issue price and the same adjusted issue price as the Initial Existing Notes for U.S. federal income tax purposes. Under the qualified reopening rules, because (i) the Initial Existing Notes were not issued with original issue discount (“OID”) for U.S. federal income tax purposes, and (ii) the Offered Notes were issued to the Carlisle Selling Securityholders with no more than a de minimis amount of original issue discount (determined without the application of the qualified reopening rules) for U.S. federal income tax purposes, the Offered Notes also do not have original issue discount. The remainder of this discussion assumes the correctness of the treatment described in this paragraph.
U.S. Federal Income Tax Consequences to U.S. Holders
Taxation of Interest
Interest on the Offered Notes will be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s method of accounting for U.S. federal income tax purposes.
Market Discount
If a U.S. Holder purchases an Offered Note from the Carlisle Selling Securityholder pursuant to this prospectus for an amount that is less than its “adjusted issue price”, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes unless this difference satisfies a de minimis test, described below. The “adjusted issue price” of an Offered Note is its initial issue price (which was its stated principal amount) reduced by any principal payments on the Offered Note.
A U.S. Holder will generally be required to treat any payment on, or any gain on the sale, exchange, retirement or other disposition of the Offered Note as ordinary income to the extent of the market discount not previously included in income that accrued on the Offered Notes during such U.S. Holder’s holding period. In general, market discount is treated as accruing on a straight-line basis over the term of the Offered Notes unless an election is made to accrue the market discount under a constant yield method. In addition, a U.S. Holder may be required to defer, until the maturity of the Offered Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the Offered Note in an amount not exceeding the accrued market discount on the Offered Note.
A U.S. Holder may elect to include market discount in income currently as it accrues (on either a straight-line or constant yield basis), in lieu of treating a portion of any gain realized on a sale, exchange, retirement, or other disposition of an Offered Note as ordinary income. If an election is made to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you make such an election, it will apply to all market discount obligations acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.
If the difference between the adjusted issue price of an Offered Note and the amount paid for the Offered Notes is less than 1/4 of 1% of the Offered Note’s adjusted issue price, multiplied by the number of remaining complete years to the Offered Note’s maturity (“de minimis market discount”), the Offered Note is not treated as purchased with market discount.
Generally, a U.S. Holder may make an election to include in income the entire return on an Offered Note (i.e., the excess of all remaining payments to be received on the Offered Note over the amount paid for the Offered Note by you) in accordance with a constant yield method based on the compounding of interest. If you make such an election for an Offered Note with market discount, you will be required to include market discount in income currently as it accrues on a constant yield basis for all market discount Offered Notes acquired by you on or after the first day of the first taxable year to which the election applies, and such election may be revoked only with the permission of the IRS.
Amortizable Bond Premium
If a U.S. Holder purchases an Offered Note for an amount in excess of the sum of all amounts payable on the Offered Note after the purchase date, other than stated interest, such U.S. Holder will be considered to have purchased the Offered Note with “amortizable bond premium” equal in amount to such excess.
A U.S. Holder may elect to amortize such premium as an offset to interest income using a constant yield method over the remaining term of the Offered Note based on such U.S. Holder’s yield to maturity with respect to the Offered Note. A U.S. Holder generally may use the amortizable bond premium allocable to an accrual period to offset interest required to be included in your income under such U.S. Holder’s regular method of accounting with respect to the Offered Note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of such U.S. Holder’s prior interest inclusions on the Offered Note that have not been offset previously by bond premium. Any excess is generally carried forward and allocable to the next accrual period.
Because the Offered Notes may be redeemed prior to maturity, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to an Offered Note. U.S. Holders should consult their tax advisors about these special rules, including whether it would be advisable to elect to treat all interest on the Offered Notes as OID, which would result in a U.S. Holder not being subject to these special rules.
An election to amortize bond premium applies to all taxable debt obligations held by a U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. Generally, a U.S. Holder may make an election to include in income the entire return on an Offered Note (i.e., the excess of all remaining payments to be received on the Offered Note over the amount paid for the Offered Note by the U.S. Holder) in accordance with a constant yield method based on the compounding of interest, as discussed below under “—Election to Treat All Interest as Original Issue Discount.” If a U.S. Holder makes such an election for an Offered Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the U.S. Holder’s Offered Notes with amortizable bond premium and may be revoked only with the permission of the IRS.

Election to Treat All Interest as Original Issue Discount
A U.S. Holder may elect to include in income all interest that accrues on a debt security using the constant-yield method applicable to original issue discount, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium, as described herein. If this election is made for an Offered Note, then, to apply the constant-yield method: (i) the issue price of the Offered Note will equal its cost, (ii) the issue date of the Offered Note will be the date it was acquired, and (iii) no payment on the Offered Note will be treated as a payment of qualified stated interest. A U.S. Holder must make this election for the taxable year in which the Offered Note was acquired, and may not revoke the election without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.
Treatment of Dispositions of Offered Notes
Upon the sale, exchange, retirement or other taxable disposition of an Offered Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s tax basis in the Offered Note. A U.S. Holder’s tax basis in an Offered Note generally will be the cost of the Offered Note, increased by any market discount or de minimis market discount included in income by the U.S. Holder, and decreased by the amount of any premium previously amortized. Subject to the market discount rules discussed above, gain or loss realized on the sale, exchange, retirement or other taxable disposition of an Offered Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other taxable disposition, the U.S. Holder has held the Offered Note for more than one year.
Long-term capital gains generally are taxed at reduced rates for individuals and certain other non-corporate U.S. Holders. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
The following is a general discussion of U.S. federal income consequences of the purchase, beneficial ownership and disposition of the Offered Notes by a Non-U.S. Holder.
Taxation of Interest
Subject to the discussion below under “—U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders,” and under “—FATCA,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the Offered Notes if each of the following requirements is satisfied:
•
the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•
the Non-U.S. Holder provides to the applicable withholding agent a properly completed and executed Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. If an Offered Note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to the applicable withholding agent that it has received such a form from the beneficial owner or another intermediary and furnishes the applicable withholding agent with a copy thereof;

•
the Non-U.S. Holder is not a bank whose receipt of interest on the Offered Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of such non-U.S. holder’s trade or business;

•
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock within the meaning of the Code and applicable Treasury Regulations; and

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to the Company.
If these conditions are not met, a 30% withholding tax will apply to interest income on the Offered Notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form) and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. The second exception is that the interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or other applicable IRS Form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the Offered Notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to an additional “branch profits” tax on such income. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
Treatment of Dispositions of Offered Notes
Subject to the discussion below under “—U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders,” and except with respect to accrued and unpaid interest (which will be treated as described above under “—Taxation of Interest,” and below under “—FATCA,” generally), a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of an Offered Note unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the Non-U.S. Holder.
FATCA
Under Sections 1471 through 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), a 30% U.S. federal withholding tax will generally apply to payments of interest on the Offered Notes or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of the Offered Notes paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If any withholding is imposed, a beneficial owner of an Offered Note that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden.
While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the Offered Notes (including retirement or redemption) on or after January 1, 2019, proposed Treasury Regulations have been issued that, if finalized, will eliminate FATCA withholding on payments of gross proceeds entirely. Although these Treasury regulations are not final, the preamble to these Treasury regulations indicates that taxpayers may rely on them pending their finalization.
Prospective investors are urged to consult their own tax advisors regarding the application of FATCA to the Offered Notes.
U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders
Information reporting generally will apply to payments of interest on the Offered Notes and to the proceeds of a sale or other taxable disposition of an Offered Note paid to a U.S. Holder unless the U.S. Holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24%) generally will apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or to otherwise establish an exemption.
Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty.
U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption (and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).
Under Treasury Regulations, the payment of proceeds from the disposition of an Offered Note by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status and such broker does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, or otherwise establishes an exemption. The payment of proceeds from the disposition of Offered Notes by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status and such broker does not have actual knowledge or reason to know that such evidence is false, or otherwise establishes an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.
Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement. Holders should consult their own tax advisors regarding the effect, if any, of these rules with respect to their particular situation.
The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. We urge you to consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Offered Notes, including the possible effect of any pending legislation or proposed regulations.
U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK
Dividends
On November 7, 2025 we declared a cash dividend of $0.20 per share of our Common Stock to stockholders of record as of December 2, 2025, payable on December 17, 2025. The payment of dividends to holders of our Common Stock is within the discretion of the board of directors. Distributions of cash or property on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—U.S. Federal Income Tax Consequences To Non-U.S. Holders Of Common Stock—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA
Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If any withholding is imposed, a beneficial owner of Common Stock that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

PLAN OF DISTRIBUTION
The Selling Securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of their Securities on any stock exchange, market or trading facility on which the Securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of Securities:
•	on any national securities exchange or quotation service on which our Securities may be listed or quoted at the time of sale;
•	an over-the-counter distribution in accordance with the rules of NASDAQ;
•	in transactions other than on these exchanges or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	delayed delivery arrangements;
•	to or through underwriters or broker-dealers;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price per Security;
•
through settlement of short sales, or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities, or other derivative, convertible or exchangeable securities or transactions;

•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The Selling Securityholders may also sell our Securities short and deliver these Securities to close out their short positions, or loan or pledge the Securities to broker-dealers that in turn may sell these Securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended).
The aggregate proceeds to the Selling Securityholders from the sale of the Securities offered by them will be the purchase price of the Securities less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Securities to be made directly or through agents. We will not receive any of the proceeds from this offering.
The Selling Securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. The Selling Securityholders are not obligated to, and there is no assurance that the Selling Securityholders will, sell all or any of the Securities we are registering. The Selling Securityholders may transfer, devise or gift such Securities by other means not described in this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradeable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of our Securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Securities may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the shares of Common Stock and Notes being offered by the Selling Securityholders in this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, if the Carlisle Selling Securityholders sell securities in an underwritten offering, the Carlisle Selling Securityholders will pay all underwriting discounts and selling commissions, if any, and brokerage fees and the fees of legal counsel to the Carlisle Selling Securityholders if more than one counsel is representing the Carlisle Selling Securityholders. We have agreed to indemnify the Carlisle Selling Securityholders against certain liabilities, including liabilities under the Securities Act, relating to the registration of the Securities offered by this prospectus. We may be indemnified by a Carlisle Selling Securityholder against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by such Carlisle Selling Securityholder specifically for use in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus supplement.
Introduction
Abacus and Carlisle are providing the following unaudited pro forma condensed combined financial information to aid stockholders in their analysis of the financial aspects of the Carlisle Acquisition. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the unaudited consolidated balance sheet of Abacus as of September 30, 2024 with the unaudited balance sheet of Carlisle as of June 30, 2024, giving effect to the Carlisle Acquisition as if it had been consummated on September 30, 2024.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the audited consolidated statement of operations of Abacus for the year ended December 31, 2023 with the results of Carlisle for the year ended September 30, 2023 and the results of Abacus Settlements, LLC (“Abacus Settlements”)) for the six months ended June 30, 2023, giving effect to the Carlisle Acquisition as if it had been consummated on January 1, 2023. The results of Carlisle for the year ended September 30, 2023 were calculated as (i) the historical audited statement of operations of Carlisle for the year ended December 31, 2023; less (ii) the historical unaudited statement of operations of Carlisle for the three months ended December 31, 2023; plus (iii) the historical unaudited statement of operations of Carlisle for the three months ended December 31, 2022.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 combines the unaudited consolidated statement of operations of Abacus for the nine months ended September 30, 2024 with the results of operations of Carlisle for the nine months ended June 30, 2024, giving additional effect to the Carlisle Acquisition as if it had been consummated on January 1, 2023. The results of Carlisle for the nine months ended June 30, 2024 were calculated as (i) the unaudited statement of operations of Carlisle for the six months ended June 30, 2024; plus (ii) the historical unaudited statement of operations of Carlisle for the three months ended December 31, 2023.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement:
•	The historical audited consolidated financial statements of Abacus as of and for the year ended December 31, 2023;
•	The historical unaudited consolidated financial statements of Abacus as of and for the nine months ended September 30, 2024;
•	The historical audited financial statements of Carlisle as of and for the years ended December 31, 2023 and December 31, 2022;
•	The historical unaudited financial statements of Carlisle as of and for the six months ended June 30, 2024; and
•	The historical audited consolidated financial statements of Abacus Settlements for the six months ended June 30, 2023.
The historical financial statements of Carlisle have been prepared in accordance with Luxembourg legal and regulatory requirements (“Lux GAAP”) and in its presentation and reporting currency of EURO (“EUR”). The historical financial statements of Abacus have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. dollars (“USD”).
The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere or incorporated by reference into this prospectus supplement.

Description of Abacus Settlements Acquisition
On August 30, 2022, East Resources Acquisition Company entered into an Agreement and Plan of Merger, as amended on October 14, 2022 (the “Merger Agreement”), with Abacus Settlements, Longevity Market Assets, LLC (“LMA”), Abacus Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Abacus Merger Sub”) and LMA Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“LMA Merger Sub” and, together with Abacus Settlements, LMA and Abacus Merger Sub, the “Merger Subs”), pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Abacus Merger Sub merged with and into Abacus Settlements, with Abacus Settlements surviving the merger as a wholly owned subsidiary of East Resource Acquisition Company (the “Abacus Merger”), and LMA Merger Sub merged with and into LMA, with LMA surviving the merger as a wholly owned subsidiary of East Resources Acquisition Company (the “LMA Merger” and, together with the Abacus Merger, the “Merger” and, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the closing of the Merger (the “Closing”), East Resources Acquisition Company was renamed Abacus Life, Inc.
On October 14, 2022, East Resources Acquisition Company entered into the First Amendment to the Merger Agreement with Abacus Settlements, LMA and the Merger Subs, which modified certain terms and conditions contained within the Merger Agreement.
On April 20, 2023, East Resources Acquisition Company entered into the Second Amendment to the Merger Agreement with Abacus Settlements, LMA and the Merger Subs, which modified certain terms and conditions contained within the Merger Agreement.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on June 30, 2023, the Business Combination was consummated.
Accounting for the Merger
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Abacus has been treated as the acquirer for accounting purposes, primarily due to Abacus holding majority voting interests in the Combined Company and Abacus issuing equity interests to effect the merger. Thus, Abacus will account for the merger as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The assets and liabilities of Carlisle have been measured based on various preliminary estimates using assumptions that Abacus’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting will occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the merger, which is discussed in further detail below. Amounts presented reflect the accounting for the acquisition of Carlisle by Abacus. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the merger been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.
The accounting policies followed in preparing the unaudited pro forma condensed combined financial statements are those used by Abacus as set forth in the audited historical financial statements. The unaudited pro forma condensed combined financial statements reflect any material adjustments known at this time to conform Carlisle’s historical financial information to Abacus’s significant accounting policies based on Abacus’s initial review and understanding of Carlisle’s summary of significant accounting policies from the date of the acquisition. A more comprehensive comparison and assessment will occur, which may result in additional differences identified. Additionally, Abacus has included certain reclassifications for consistency in the financial statement presentation. See Note 3 for more information.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the merger.
Carlisle and Abacus have not had any historical material relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of September 30, 2024	As of June 30, 2024	As of September 30, 2024
	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments		Combined Pro Formas
ASSETS		(A)	(A)
Current Assets:
Cash and Cash Equivalents	$19,409,615	$5,047,188		$(13,300,000)	(C)	$(12,157,258)	(E)	$248,999,545
				250,000,000	(D)
Equity securities, at fair value	3,019,055	—						3,019,055
Investments	—	4,875,018	289,709					5,164,727
Accounts receivable	2,232,432	19,549,119						21,781,551
Accounts receivable, related party	83,498	—						83,498
Due from affiliates	1,279,099	1,722,842						3,001,941
Other receivable	—	7,334,933						7,334,933
Income tax receivables	2,702,103	—						2,702,103
Prepaid expenses and other current assets	2,070,875	—						2,070,875
Total Current Assets	30,796,677	38,529,100	289,709	236,700,000		(12,157,258)		294,158,228
Property and equipment, net	888,519	—						888,519
Intangible assets, net	24,653,141	1,304,930		117,695,070	(B)			143,653,141
Goodwill	139,930,190	—		43,433,048	(B)			183,363,238
Operating right-of-use assets	2,033,538	—						2,033,538
Life settlement policies, at cost	1,071,172	—						1,071,172
Life settlement policies, at fair value	273,249,493	—						273,249,493
Available-for-sale securities, at fair value	1,185,740	—	93,826					1,279,566
Other investments, at cost	1,850,000	4,727,042						6,577,042
Other assets	1,650,698	—						1,650,698
TOTAL ASSETS	$477,309,168	$44,561,072	$383,535	$397,828,118		$(12,157,258)		$907,924,635
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$—	$3,136,043						$3,136,043
Current portion of long-term debt, at fair value	13,730,026	2,194,843						15,924,869
Accrued expenses	2,535,277	—						2,535,277
Current operating lease liabilities	413,071	—						413,071
Line of credit	—	5,734,241						5,734,241
Contract liabilities, deposits on pending settlements	924,083	—						924,083
Accrued transaction costs	2,600,000	—		(2,600,000)	(C)			—
Income taxes payable	—	175,037	(340,256)					(165,219)
Other current liabilities	3,659,891	1,137,720						4,797,611
Total Current Liabilities	23,862,348	12,377,884	(340,256)	(2,600,000)		—		33,299,976
Long-term debt, related party	12,157,258	—		79,864,888		(12,157,258)	(E)	79,864,888
Long-term debt, net	57,996,997	5,357,334						63,354,331
Long-term debt, at fair value, net	96,358,740	—						96,358,740
Long-term liabilities	—	5,313,508						5,313,508
Non-current operating lease liabilities	1,860,736	—						1,860,736
Deferred tax liability	12,003,461	—	95,653	24,715,965	(B)			36,815,079
Provisions for taxation	—	1,613,611						1,613,611
Warrant liability	15,130,000	—						15,130,000
TOTAL LIABILITIES	219,369,540	24,662,337	(244,603)	101,980,853		(12,157,258)		333,610,869

Please refer to the notes to the unaudited pro forma condensed combined financial information.

	As of September 30, 2024	As of June 30, 2024	As of September 30, 2024
	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments	Combined Pro Formas
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS’ EQUITY
Preferred stock	—	133,934		(133,934)	(B)		—
Class A common stock	7,576	—		930	(B)		11,006
				2,500	(D)
Treasury stock-at cost	(12,025,137)	—					(12,025,137)
Additional paid-in capital	309,655,378	—		76,445,070	(B)		636,097,948
				249,997,500	(D)
Retained earnings / (Accumulated deficit)	(39,639,373)	19,764,801	628,138	(19,764,801)	(B)		(49,711,235)
				(10,700,000)	(C)
Accumulated other comprehensive income	32,721	—					32,721
Noncontrolling interest	(91,537)	—					(91,537)
TOTAL EQUITY	257,939,628	19,898,735	628,138	295,847,265		—	574,313,766
TOTAL LIABILITIES AND EQUITY	$477,309,168	$44,561,072	$383,535	$397,828,118		$(12,157,258)	$907,924,635

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statements Of Operations And Comprehensive Income (loss)

	For the Nine Months Ended September 30, 2024	For the Nine Months Ended June 30, 2024	For the Nine Months Ended September 30, 2024
	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments		Combined Pro Formas
		(AA)	(AA)
Revenue:
Total Revenue	$78,711,777	$20,664,068						$99,375,845
Cost of Revenue
Total cost of Sales (excluding depreciation and amortization stated below)	7,652,412	(19,492)						7,632,920
Operating Expenses								—
Sales and marketing	6,651,942	—						6,651,942
General and Administrative (including stock-based compensation)	41,396,346	3,181,100						44,577,446
Loss on change in fair value of debt	4,036,327	—						4,036,327
Unrealized loss (gain) on investments	(1,220,161)	—	(109,637)					(1,329,798)
Realized gain on equity securities, at fair value	(856,744)	—						(856,744)
Depreciation and amortization expense	5,177,785	7,823,907	(47,743)	9,643,120	(BB)			22,597,069
Other external expenses	—	767,112						767,112
Other operating expenses	—	329,811						329,811
Total Operating Expenses	55,185,495	12,101,930	(157,380)	9,643,120		—		76,773,165
Operating income	15,873,870	8,581,630	157,380	(9,643,120)		—		14,969,760
Other income (expense)
Loss on change in fair value of warrant liability	(8,487,040)	—						(8,487,040)
Interest expense	(12,417,946)	(2,325,860)		(3,943,329)	(BB)	317,301	(DD)	(18,369,834)
Interest income	1,670,828	352,992						2,023,820
Other income (expense)	132,610	—						132,610
Total other (expense)	(19,101,548)	(1,972,868)	—	(3,943,329)		317,301		(24,700,444)
Net (loss) income before provision for income taxes	(3,227,678)	6,608,762	157,380	(13,586,449)		317,301		(9,730,684)
Income tax expense	2,680,855	868,716	(148,584)	(2,853,154)	(CC)	66,633	(CC)	614,466
Net (loss) income	(5,908,533)	5,740,046	305,964	(10,733,295)		250,668		(10,345,150)
Less: Net loss attributable to noncontrolling interest	(204,716)							(204,716)
Net income (loss) attributable to common stockholders	$(5,703,817)	$5,740,046	$305,964	$(10,733,295)		$250,668		$(10,140,434)
Loss per Share:
Total Basic Loss per Share	$(0.09)							$(0.10)
Total Dilutive Loss per Share	$(0.09)
Weighted Average Common Shares Outstanding
Basic	66,984,401							101,284,401
Dilutive	66,984,401							101,284,401

Please refer to the notes to the unaudited pro forma condensed combined financial information.

	For the Year Ended December 31, 2023	For the Year Ended September 30, 2023	For the Year Ended December 31, 2023
								For the Six Months Ended June 30, 2023
	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments		Abacus Settlements Historical	Transaction Accounting Adjustments - Abacus Settlements Acquisition		Combined Pro Formas
		(AA)	(AA)
Revenue:
Total Revenue	$66,401,451	$31,767,997						$13,184,676			$111,354,124
Cost of Revenue	—	—						—
Total cost of Sales (excluding depreciation and amortization stated below)	6,490,377	43,775						9,293,303			15,827,455
Operating Expenses											—
Sales and marketing	4,905,747	—						—			4,905,747
General and Administrative (including stock-based compensation)	26,482,571	5,680,617	—	10,700,000	(EE)			4,848,580			47,711,768
Loss on change in fair value of debt	2,356,058	—						—			2,356,058
Unrealized loss (gain) on investments	(1,369,112)	—	299,025					—			(1,070,087)
Realized gain on equity securities, at fair value	3,409,928	—						—			3,409,928
Depreciation and amortization expense	—	422,934	(63,085)	13,412,676	(BB)			5,597	3,237	(FF)	13,781,359
Other external expenses	—	12,682,524						—			12,682,524
Other operating expenses	—	358,731						—			358,731
Total Operating Expenses	35,785,192	19,144,806	235,940	24,112,676		—		4,854,177	3,237		84,136,028
Operating income	24,125,882	12,579,416	(235,940)	(24,112,676)		—		(962,804)	(3,237)		11,390,641
Other income (expense)
Loss on change in fair value of warrant liability	(4,204,360)	—						—			(4,204,360)
Interest expense	(9,866,821)	(5,774,097)		(7,886,658)	(BB)	(317,301)	(DD)	(11,725)			(23,856,602)
Interest income	594,764	(60,214)						1,917			536,467
Other income (expense)	(146,443)	—						—			(146,443)
Total other (expense)	(13,622,860)	(5,834,311)	—	(7,886,658)		(317,301)		(9,808)	—		(27,670,938)
Net (loss) income before provision for income taxes	10,503,022	6,745,105	(235,940)	(31,999,334)		(317,301)		(972,612)	(3,237)		(16,280,297)
Income tax expense (benefit)	1,468,535	1,628,186	(315,058)	(6,719,860)	(CC)	(66,633)	(CC)	2,289	(820)		(4,003,361)
Net (loss) income	9,034,487	5,116,919	79,118	(25,279,474)		(250,668)		(974,901)	(2,417)		(12,276,936)

Please refer to the notes to the unaudited pro forma condensed combined financial information.

	For the Year Ended December 31, 2023	For the Year Ended September 30, 2023	For the Year Ended December 31, 2023
						For the Six Months Ended June 30, 2023
	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments	Transaction Financing Adjustments	Abacus Settlements Historical	Transaction Accounting Adjustments - Abacus Settlements Acquisition	Combined Pro Formas
Less: Net loss attributable to noncontrolling interest	(482,139)	—						(482,139)
Net income (loss) attributable to common stockholders	$9,516,626	$5,116,919	$79,118	$(25,279,474)	$(250,668)	$(974,901)	$(2,417)	$(11,794,797)
Earnings (Loss) per Share:
Total Basic Earnings (Loss) per Share	$0.17							$(0.13)
Total Dilutive Earnings (Loss) per Share	$0.16							$(0.13)
Weighted Average Common Shares Outstanding
Basic	56,951,414							91,251,414
Dilutive	57,767,898							92,067,898

Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
The pro forma adjustments have been prepared as if the Carlisle Acquisition had been consummated on September 30, 2024, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Carlisle Acquisition had been consummated on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with U.S. GAAP. Under this method, Carlisle’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for Carlisle and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The goodwill resulting from the Carlisle Acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions upon further analysis.
The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus supplement and are subject to change as additional information becomes available and additional analyses are performed.
One-time direct and incremental transaction costs will be expensed as incurred under ASC 805 and are assumed to be cash settled.
Abacus has performed a preliminary review of Carlisle’s and Abacus’s accounting policies, and no material impacts are expected to be required as a result of the review performed.
2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2024
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:
(A)
The historical financial statements of Abacus have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. The historical financial statements of Carlisle have been prepared in accordance with Lux GAAP and in its presentation and reporting currency of EUR. Lux GAAP differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Certain reclassifications were required to align Carlisle’s accounting policies to those applied by Abacus. The adjustments required to convert Carlisle’s historical balance sheet from Lux GAAP to U.S. GAAP are detailed within the notes to their historical financial statements and are applied here as disclosed.
The financial statements of Carlisle have been translated into USD for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates, which are aligned to the periods presented for Carlisle’s historical results:
•	The period end exchange rate as of June 30, 2024 of USD 1.00 to EUR 0.9333 for the unaudited pro forma condensed combined balance sheet as of September 30, 2024;
•
The average exchange rate for the period October 1, 2023 through June 30, 2024 of USD 1.00 to EUR 0.9252 for the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024;

•
The average exchange rate for the period October 1, 2022 through September 30, 2023 of USD 1.00 to EUR 0.9336 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

(B)
Reflects the purchase price allocation adjustments to record Carlisle’s assets and liabilities at estimated fair value based on the consideration conveyed. The related income statement adjustments are reflected at (BB).

The preliminary purchase price was allocated among the identified assets to be acquired, based on a preliminary analysis. The deferred income taxes represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using the statutory tax rate of 21%. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain and unpredictable. As a result, actual results may differ from estimates, and the difference may be material.
The following is a preliminary estimate of the assets acquired and the liabilities assumed by Abacus in the merger, reconciled to the estimated purchase consideration (amounts in millions):

Net Assets Identified	Preliminary Estimate of Fair Value (millions)
Cash and cash equivalents	$5.0
Investments	4.9
Accounts receivable	19.5
Due from affiliates	1.7
Other receivable	7.3
Intangible assets(1)	119.0
Goodwill	43.4
Other investments, at cost	4.7
Accounts payable	(3.1)
Current portion of long-term debt, at fair value	(2.2)
Line of credit	(5.7)
Other current liabilities	(1.1)
Income taxes payable	(0.2)
Long-term debt, net	(5.4)
Long-term liabilities	(5.3)
Deferred tax liability	(24.7)
Provisions for taxation	(1.6)
Total Fair Value	$156.3
Value Conveyed
Equity consideration(2)	76.4
Debt consideration	79.9
Total Purchase Consideration	$156.3

(1)
The intangibles were primarily related to management fees of closed-end and open-end funds and performance fees of closed-end funds. The following is the breakdown of intangibles, including fair value and remaining useful life.

	Fair value	Remaining Useful Life (years)
Closed-End Funds - Management Fees	46.0	8
Closed-End Funds - Performance Fees	26.0	8
Open-Ended Funds - Management Fees	44.0	10
Trade Name	2.0	10
Internally Developed and Used Technology	1.0	5
Total Intangible assets	119.0

(2)	Equity consideration was calculated as 9.3 million Abacus shares at a total value of $76.4 million.

(C)
Reflects the impact of nonrecurring expenses related to estimated transaction costs, primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. Of this amount, transaction costs of $2.6 million had been incurred and accrued for on Abacus’s balance sheet as of September 30, 2024. The related income statement adjustment is reflected at adjustment (EE).

(D)	Reflects adjustment to record the proceeds of $250.0 million from the issuance of 25.0 million shares of common stock at the price of approximately $10.0 per share.
(E)	Reflects the repayment the existing related party debt obligation of $12.2 million.
3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months ended September 30, 2024 and for the Year ended December 31, 2023
(AA)
The historical financial statements of Abacus have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. The historical financial statements of Carlisle have been prepared in accordance with Lux GAAP and in its presentation and reporting currency of EUR. Lux GAAP differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Certain reclassifications were required to align Carlisle’s accounting policies to those applied by Abacus. The adjustments required to convert Carlisle’s historical balance sheet from Lux GAAP to U.S. GAAP are detailed within the notes to their historical financial statements and are applied here as disclosed.
The financial statements of the Carlisle have been translated into USD for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:
•
The period end exchange rate as of June 30, 2024 of USD 1.00 to EUR 0.9333 for the unaudited pro forma condensed combined balance sheet as of June 30, 2024, which are aligned to the periods presented for Carlisle’s historical results:

•	The period end exchange rate as of June 30, 2024 of USD 1.00 to EUR 0.9333 for the unaudited pro forma condensed combined balance sheet as of September 30, 2024;
•
The average exchange rate for the period October 1, 2023 through June 30, 2024 of USD 1.00 to EUR 0.9252 for the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024;

•
The average exchange rate for the period October 1, 2022 through September 30, 2023 of USD 1.00 to EUR 0.9336 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

(BB)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (B). This includes the following impacts:
(1)
Amortization expense – Reflects an increase in amortization expense related to intangible assets, calculated based on the estimated remaining useful lives of the identified assets, which are noted at adjustment (A).

(2)	Interest expense – Reflects an increase in interest expense related to the debt consideration associated with the acquisition of Carlisle, calculated using a fixed interest rate of approximately 9.9%.
(CC)	Reflects the tax impact of all pro forma adjustments for the nine months ended September 30, 2024, and for the year ended December 31, 2023, calculated using a statutory rate of 21%.
(DD)	Reflects the elimination of the historical interest expense incurred on the extinguished debt of Abacus’s existing related party debt.

(EE)
Reflects nonrecurring expense related to estimated transaction costs in the amount of $10.7 million, which are primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. The related balance sheet adjustment is reflected at adjustment (C).

(FF)
Reflects the incremental amortization expense related to intangibles. These intangibles include customer relationships, internally developed and used technology, and non-compete agreements, which were previously not present within Abacus Settlements’ historical financial statements and were adjusted to fair value based on the purchase price allocation. The amortization expense for intangibles was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which varied among the different intangibles.

4. Unaudited Pro Forma Net Income Per Share
Unaudited pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the pro forma weighted average number of common shares outstanding during the period, assuming the merger occurred on January 1, 2023.

Pro forma net income per share-basic and diluted
(in thousands except share and per share amounts)
	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Numerator
Pro forma net income allocated to common stock - basic and diluted	$(10,140,434)	$(11,794,797)
Denominator
Pro forma weighted average shares of common stock outstanding - basic	101,284,401	91,251,414
Pro forma basic earnings per share	$(0.10)	$(0.13)
Pro forma weighted average shares of common stock outstanding - diluted	101,284,401	92,067,898
Pro forma diluted earnings per share	$(0.10)	$(0.13)

LEGAL MATTERS
Certain legal matters in connection with the Common Stock and Offered Notes offered by this prospectus will be passed upon by White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020. If the validity of any Securities are also passed upon by counsel to the underwriters, dealers or agents of any offering of those Securities, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The audited consolidated financial statements for Abacus Global Management, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
The audited financial statements for Abacus Settlements, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
The annual accounts of Carlisle Management Company S.C.A. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance upon the report of KPMG Audit S.à r.l., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG Audit S.à r.l.’s audit report refers to the fact that the annual accounts were prepared in order to comply with SEC requirements and that the Luxembourg legal and regulatory requirements for the preparation of annual accounts differ from US Generally Accepted Accounting Principles.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We also maintain a website at https://abacusgm.com through which you can access our filings with the SEC. The information contained in, or accessible through, our website is not a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided above. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025, including any further amendment(s) filed for the purposes of updating such report;
(b)	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2025;
(c)
The description of our securities contained in Exhibit 4.11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025, including any further amendment or report filed for the purposes of updating such description;

(d)
Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 8, 2025, for the quarterly period ended June 30, 2025, filed with the SEC on August 12, 2025 and for the quarterly period ended September 30, 2025, filed with the SEC on November 7, 2025; and

(e)
Our Current Reports on Form 8-K, filed with the SEC on March 5, 2025, March 24, 2025, March 31, 2025, April 2, 2025, May 12, 2025, June 13, 2025, June 30, 2025, July 30, 2025, July 31, 2025, September 25, 2025 (other than Item 7.01 thereof) and November 7, 2025 (other than Item 7.01 thereof).

Such documents are available through the SEC’s website on the Internet at http://www.sec.gov. These documents may also be accessed on our website at https://abacuslife.com/. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.
We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference by writing or telephoning us at the following address:
Abacus Global Management, Inc.
2101 Park Center Drive, Suite 200
Orlando, Florida 32835
(800) 561-4148
Attention: ABL Investor Relations
ir@abacusgm.com
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

INDEX TO FINANCIAL STATEMENTS

Independent Auditors’ Report
To the Board of Managers of the General Partner of
Carlisle Management Company S.C.A.
9, rue Sainte Zithe
L-2763 Luxembourg
Report on the Audit of the Annual Accounts
Opinion
We have audited the accompanying annual accounts of Carlisle Management Company S.C.A. (the Company), which comprise the balance sheets as of December 31, 2023 and 2022, and the related profit and loss accounts, statements of changes in capital and reserves, and statements of cash flows for the years then ended, and the related notes, which as described in note 2 to the annual accounts, have been prepared on the basis of Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg.
In our opinion, the accompanying annual accounts present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the annual accounts section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matters
As discussed in Note 2 and 20, these annual accounts have been prepared by the Board of Managers of the General Partner in order to comply with the requirements of the U.S. Securities and Exchange Commission.
As discussed in Notes 2 and 20 to these annual accounts, the Board of Managers of the General Partner prepares its annual accounts in accordance with Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg which differ from the U.S. generally accepted accounting principles.
Our opinion is not modified with respect to these matters.
Responsibilities of the Board of Managers of the General Partner for the Annual Accounts
The Board of Managers of the General Partner is responsible for the preparation and fair presentation of annual accounts in accordance with Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of annual accounts that are free from material misstatement, whether due to fraud or error.
In preparing the annual accounts, the Board of Managers of the General Partner is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the annual accounts are issued.
Auditors’ Responsibilities for the Audit of the Annual Accounts
Our objectives are to obtain reasonable assurance about whether the annual accounts as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the annual accounts.
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the annual accounts, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the annual accounts.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances6, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by the Board of Managers of the General Partner, as well as evaluate the overall presentation of the annual accounts.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
/s/ KPMG Audit S.à r.l.
City of Luxembourg
Luxembourg
October 18, 2024

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Balance sheet for the year ended 31 December 2023
(expressed in EUR)

ASSETS	Note	2023	2022
C. Fixed assets		6,123,364	4,528,651
I. Intangible assets
2. Concessions, patents, licenses, trademarks and similar rights and assets, if they were
a) acquired for valuable consideration and need to be amortized	3	1,689,145	88,343
II. Tangible assets
3. Other fixtures and fittings, tools and equipment	4	1,740	8,340
III. Financial assets	5
5. Investments held as fixed assets		4,432,479	4,431,968
D. Current assets		31,510,493	23,286,732
II. Debtors
1. Trade debtors
1. a) becoming due and payable within one year	6	6,235,561	5,737,070
1. b) becoming due and payable after more than one year	6	12,790,612	9,660,369
3. Amounts owed by undertakings with which the undertaking is linked by virtue of participating interests
3. a) becoming due and payable within one year	6	1,162,129	1,466
4. Other debtors
4. a) becoming due and payable within one year	6	5,136,813	1,602,056
III. Investments
3. Other investments	7	3,268,839	—
IV. Cash at bank and in hand	8	2,916,539	6,285,771
E. Prepayments		—	60,889
TOTAL ASSETS		37,633,857	27,876,272

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Balance sheet for the year ended 31 December 2023
(expressed in EUR)

CAPITAL, RESERVES AND LIABILITIES	Note	2023	2022
A. Capital and reserves	9	16,794,995	11,433,261
I. Subscribed capital		125,000	125,000
IV. Reserves
1. Legal Reserve		12,500	12,500
4. Other reserves, including the fair value reserve
a) other available reserves		3,324,000	—
b) other non-available reserves		894,438	586,913
V. Profit or loss brought forward		6,585,602	4,111,099
VI. Profit or loss for the financial year		5,853,455	9,286,707
VII. Interim dividends		—	(2,688,958)
B. Provisions	10	2,130,093	1,958,606
2. Provisions for taxation		2,130,093	1,958,606
C. Creditors	11	18,708,768	14,484,405
1. Debenture loans
a) Convertible loans
i) becoming due and payable within one year		1,035,640	1,016,293
ii) becoming due and payable after more than one year		5,000,000	5,000,000
2. Amounts owed to credit institutions
a) becoming due and payable within one year		3,679,936	—
4. Trade creditors
4.a) becoming due and payable within one year		3,197,558	3,653,180
4.b) becoming due and payable after one year		4,850,656	3,614,255
8. Other creditors
a) Tax authorities		107,743	212,656
c) Other creditors
8.c) i) becoming due and payable within one year		837,235	988,021
TOTAL CAPITAL, RESERVES AND LIABILITIES		37,633,857	27,876,272

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Profit and loss account for the year ended 31 December 2023
(expressed in EUR)

PROFIT AND LOSS ACCOUNT	Note	2023	2022
1. Net turnover	12	29,672,220	35,437,661
5. Raw materials and consumables and other external expenses		(12,402,296)	(13,725,156)
a) Raw materials and consumables		(33,322)	(37,267)
b) Other external expenses	13	(12,368,974)	(13,687,889)
6. Staff costs	14	(5,071,921)	(6,000,783)
a) Wages and salaries		(4,802,991)	(5,731,814)
b) Social security costs
ii) other social security costs		(268,930)	(268,969)
7. Value adjustments		(614,827)	(75,272)
a) in respect of formation expenses and of tangible and intangible fixed assets		(614,827)	(75,272)
8. Other operating expenses	16	(386,156)	(297,658)
11. Other interest receivable and similar income		29,354	348,549
b) other interest and similar income		29,354	348,549
14. Interest payable and similar expenses		(4,419,948)	(4,541,006)
b) other interest and similar expenses		(4,419,948)	(4,541,006)
15. Tax on profit or loss	17	(866,182)	(1,275,622)
16. Profit or loss after taxation		5,940,244	9,870,713
17. Other taxes not shown under items 1 to 16		(86,789)	(584,006)
18. Profit or loss for the financial year		5,853,455	9,286,707

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Statement of cash flow for the year ended 31 December 2023
(expressed in EUR)

	2023	2022
Operating activities
Profit after tax	5,940,244	9,870,713
Working capital adjustment
Decrease/(increase) in trade and other receivables	(8,324,153)	(4,971,614)
Decrease/(increase) in prepayment	60,889	(60,889)
(Decrease)/increase in trade and other payables	525,080	58,352
Amortization and Depreciation	614,827	75,272
Other taxes paid	(86,789)	(584,006)
(Decrease)/increase in tax accrual	171,487	635,641
Net cash flow (used in) from operating activities	(1,098,415)	5,023,469
Investing activities
Acquisition of shares in funds	(17,832)	(2,554,649)
Disposal of shares in funds	17,321	2,550,205
Purchase of assets	(2,209,029)	—
Acquisition bonds portfolio	(3,268,839)	—
Net cash flow (used in) from investing activities	(5,478,379)	(4,444)
Financing activities
Dividend payments	(491,722)	(3,579,461)
(Decrease)/increase in interest payables	57,284	(166,146)
(Decrease)/increase in loan received	3,642,000
Net cash flow (used in) from financing activities	3,207,562	(3,745,607)
Net (decrease)/increase in cash and cash equivalents	(3,369,232)	1,273,418
Cash and cash equivalents at the beginning of the year	6,286,771	5,013,353
Cash and cash equivalents at the end of the year	2,917,539	6,286,771

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Statement of change in capital and reserves for the year ended 31 December 2023
(expressed in EUR)

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial year	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2022	125,000	12,500	586,913	4,111,099	9,286,707	(2,688,958)	11,433,261
Movements for the year	—	—	3,631,525	(3,631,525)	—	—	—
Allocation of prior year’s result	—	—		9,286,707	(9,286,707)	—	—
Dividend 2022	—	—		(3,180,679)	—	—	(3,180,679)
Interim dividends 2022	—	—		—	—	2,688,958	2,688,958
Result of the year	—	—		—	5,853,455	—	5,853,455
As at 31 December 2023	125,000	12,500	4,218,438	6,585,602	5,853,455	—	16,794,995

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial year	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2021	125,000	12,500	434,788	1,779,397	5,445,207	(2,070,878)	5,726,014
Movements for the year	—	—	152,125	(152,125)	—	—	—
Allocation of prior year’s result	—	—	—	5,445,207	(5,445,207)	—	—
Interim dividend 2021	—	—	—	(2,070,878)	—	2,070,878	—
Dividend 2021	—	—	—	(890,502)	—	—	(890,502)
Interim dividends 2022	—	—	—	—	(2,688,958)	(2,688,958)
Result of the year	—	—	—	—	9,286,707	—	9,286,707
As at 31 December 2022	125,000	12,500	586,913	4,111,099	9,286,707	(2,688,958)	11,433,261

The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
Note 1: General information
Carlisle Management Company S.C.A. was incorporated on 30 December 2008 and organised under the laws of Luxembourg as a Société en commandite par actions for an unlimited period. The registered office of the Company is established in 9, rue Sainte Zithe, L-2763 Luxembourg.
The Company’s financial year starts on 1 January and ends on 31 December of each year.
The General Partner of the Company is Carlisle Investment Group S. à r.l., domiciled in Luxembourg. The Company is a Management Company under Chapter 16 of the Law of December 17, 2010 (as amended) on Undertakings for Collective Investment. The purpose of the Company is the collective portfolio management of one or several Luxembourg specialized investment funds. The Company may undertake any activity in Luxembourg and abroad relating to the investment management, administration and marketing of the funds.
The Company is registered as an AIFM under the Alternative Investment Fund Managers law of July 12, 2013, as amended, and as such manages the following funds:
•	Luxembourg Life Fund FCP SIF
•	Long Term Growth Fund SICAV RAIF
•	Luxembourg Life Fund II FCP RAIF
Note 2: Summary of significant accounting policies
2.1 Basis of preparation
The annual accounts have been prepared on a going concern basis and in accordance with Luxembourg legal and regulatory requirements under the historical cost convention. Accounting policies and valuation rules are, besides the ones laid down by the Law of 19 December 2002 (as amended), determined and applied by the General Partner.
The preparation of the annual accounts requires the use of certain critical accounting estimates. It also requires the General Partner to exercise its judgement in the process of applying the accounting policies. Changes in assumptions may have a significant impact on the annual accounts in the period in which the assumptions changed. Management believes that the underlying assumptions are appropriate and that the annual accounts therefore present the financial position and results fairly.
The amount allocated to the reserve for net wealth tax which were shown as available reserve in the balance sheet as at December 31, 2022 have been reclassified to non-available reserve to ensure the comparability with the figures as at December 31, 2023.
2.2 Additional statements and notes
Based on article 26 (1) of the Law of 19 December 2002 (as amended), the General Partner has chosen to include two other statements, the Cash flow statement and the Statement of changes in capital and reserves, as well as related notes and disclosures within these annual accounts. This also includes Note 20 “Principal differences and Reconciliation between Luxembourg legal and regulatory requirements (“Lux GAAP”) and United States Generally Accepted Accounting Principles (“U.S. GAAP”)” that has been prepared in order to comply with the guidance set out in Item 17 to the SEC’s Form 20-F.
The layout and captions of Balance sheet and Profit and loss account are fully prescribed by legal requirements for Lux GAAP.
There are no other sources of comprehensive income.
2.3 Statement of changes in capital and reserves
The Statement of changes in capital and reserves shows the movement of the Subscribed Capital as well as the Reserves for the Company regarding the years ending December 31, 2022 and December 31, 2023.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
2.4 Cash Flow Statement
For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. The cash flows of the Company are prepared by using the indirect method.
2.5 Foreign currency translation
The Company’s capital is expressed in EUR, rounded to the nearest EUR, and its accounting records are maintained in this currency.
Income and expenses expressed in currencies other than the reference currency are converted at the rate applicable on the transaction date.
Cash at bank and in hand is translated at the exchange rate effective at each reporting date and at the balance sheet date. Exchange losses and gains are recorded in the profit and loss account of the year.
Other assets and liabilities expressed in currencies other than EUR are translated into EUR at the exchange rate applicable on the acquisition date. At the balance sheet date, these assets remain recorded at historical exchange rates.
2.6 Intangible and tangible assets
Intangible and tangible assets are valued at purchase price including the expenses incidental thereto or at production cost, less cumulative depreciation amounts written off and value adjustments. These value adjustments are booked in case of permanent impairment in the value and are not continued if the reasons for which the value adjustments were made have ceased to apply. Amortisations are calculated on a straight-line basis over the estimated useful economic life.
2.7 Financial fixed assets
Shares in affiliated undertakings/participating interest/loan to these undertakings/securities held as fixed assets/other loans are valued at purchase price/nominal value (loans and claims) including the expenses incidental thereto.
In the case of durable depreciation in the value according to the General Partner, the value adjustments are made in respect of fixed assets, so that they are valued at the lowest figure to be attributed to them at the balance sheet date. These value adjustments are not continued if the reasons for which the value adjustments were made ceased to apply.
2.8 Debtors
Debts are valued at their nominal value. They are subject to value adjustments where their recovery is compromised. These value adjustments are not continued if the reasons for which the value adjustments were made have ceased to apply.
2.9 Other investments
Listed bonds are valued at the market value on the acquisition date, brokerage fees and subsequently accrued interest are booked in the profit and loss account.
2.10 Provisions
Provisions for taxation corresponding to the tax liability estimated by the Company for the financial years for which the tax return has not yet been filed are recorded under the caption “Provisions for taxation”. The advance payments are shown in the assets of the balance sheet under the “Other debtors” item.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
2.11 Creditors
Payables are recorded at their reimbursement value.
2.12 Deferred income
This liability includes income received during the accounting year that relates to a subsequent financial year.
2.13 Net turnover
Investment management and performance fees receivable are accrued on a monthly and quarterly basis and received monthly and quarterly in arrears respectively. Performance fees are accrued once the required hurdle rate has been achieved and will be received in line with the rules set out in the Private Placement Memorandum of the Funds.
Note 3: Intangible assets
Intangible assets consist of distribution rights and costs associated with projects that have a benefit to the Company for a period longer than one year which are capitalized and amortised as such.

	2023	2022
Gross book value - opening balance	430,492	430,492
Additions	2,209,029	—
Accumulated amortization - opening balance	(342,149)	(275,006)
Charge for the year	(608,227)	(67,143)
Accumulated amortization - closing balance	(950,376)	(342,149)
Net book value - opening balance	88,343	155,486
Net book value - closing balance	1,689,145	88,343

Intangible assets other than distribution rights are amortized over a period of 5 years which approximates their useful life, distribution rights are amortized over a period of 2.5 years which approximates their useful life.
The asset acquired during the period consisted of distribution rights held by a distributor.
Note 4: Tangible assets
Tangible assets include other fixtures, fittings, tools and equipment. The movements for the year are as follows:

	2023	2022
Gross book value - opening balance	96,599	96,599
Accumulated depreciation - opening balance	(88,259)	(80,130)
Charge of the year	(6,600)	(8,129)
Accumulated depreciation - closing balance	(94,859)	(88,259)
Net book value - opening balance	8,340	16,469
Net book value - closing balance	1,740	8,340

The Tangible assets are amortized over a period of 10 years which approximates their useful life.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
Note 5: Financial fixed assets
The financial fixed assets include investments held in the following related investment funds:
•	Luxembourg Life Fund - Long Term Growth Fund 2021
•	Luxembourg Life Fund - Absolute Return Fund I
•	Luxembourg Life Fund II - Absolute Return Fund II
•	Luxembourg Life Fund II - Absolute Return Fund III
•	Luxembourg Life Fund II - Absolute Return Fund IV
The movements for Investment held as fixed assets for the year are as follows:

	2023	2022
Gross book value - opening balance	4,431,968	4,427,524
Additions	17,832	2,554,649
Disposals	(17,321)	(2,550,205)
Gross book value - closing balance	4,432,479	4,431,968
Impairment	—	—
Net book value - closing balance	4,432,479	4,431,968

As of 31 December 2023, the Board of Managers has concluded that the current decline in value in any individual investments is temporary in nature therefore no impairment was recorded. The estimated market value was EUR 4,462,168.
Note 6: Debtors

	2023	2022
Trade debtors	19,026,173	15,397,439
- Luxembourg Life Fund - Long Term Growth Fund	336,726	476,910
- Luxembourg Life Fund - Long Term Growth Fund 2021	2,692,971	1,952,191
- Long Term Growth Fund - compartment A	23,908	—
- Long Term Growth Fund - Air Life Fund II - Lux	24,482	—
- Luxembourg Life Fund - Absolute Return Fund I	11,716,531	8,534,770
- Luxembourg Life Fund II - Absolute Return Fund II	1,762,087	1,780,510
- Luxembourg Life Fund II - Absolute Return Fund III	2,387,694	2,500,392
- Luxembourg Life Fund II - Absolute Return Fund IV	81,774	61,915
- Others	—	90,751
Amounts owed by undertakings by virtue of participating interest	1,162,129	1,466
Other debtors	5,136,813	1,602,056
- Advances to Direct Tax Authorities (ACD)	1,316,632	1,590,048
- Shareholders advances	3,641,000	—
- Miscellaneous receivables	179,181	12,008
Total	25,325,115	17,000,961

The advances and loans granted to the shareholders of the Company amounted to EUR 3,641,000 as at 31 December 2023 (2022: nil) are shown in in the caption other debtors.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
Receivable from tax authorities are composed of advance for Municipal Business Tax amounting to EUR 354,632 (2022 EUR 428,648) and advance for Corporate income tax amounting to EUR 962,000 (2022: 1,161,400).

31 December 2023 Trade debtors	Due within one year	Due after more than one year
- Luxembourg Life Fund - Long Term Growth Fund	336,726	—
- Luxembourg Life Fund - Long Term Growth Fund 2021	2,692,971	—
- Long Term Growth Fund Compartment A	23,908	—
- Long Term Growth Fund - Air Life Fund II - Lux	21,618	2,865
- Luxembourg Life Fund - Absolute Return Fund I	873,796	10,842,735
- Luxembourg Life Fund II - Absolute Return Fund II	807,327	954,760
- Luxembourg Life Fund II - Absolute Return Fund III	1,397,441	990,252
- Luxembourg Life Fund II - Absolute Return Fund IV	81,774	—
Total	6,235,561	12,790,612

The Company receives performance fees that are due from the closed end Funds when they are actually paid which is expected to be in more than one year. This amounted to EUR 12,790,612 (2022: EUR 9,660,369). This amount consisted of the full amount of Trade Debtors becoming due and payable after more than one year.

2022 Trade debtors	Due within one year	Due after more than one year
Luxembourg Life Fund - Long Term Growth Fund	476,910	—
Luxembourg Life Fund - Long Term Growth Fund 2021	1,952,191	—
Long Term Growth Fund - A	—	—
Long Term Growth Fund - Air Life Fund II - Lux	—	—
Luxembourg Life Fund - Absolute Return Fund I	885,489	7,649,281
Luxembourg Life Fund II - Absolute Return Fund II	831,715	948,795
Luxembourg Life Fund II - Absolute Return Fund III	1,510,137	990,255
Luxembourg Life Fund II - Absolute Return Fund IV	61,915	—
Other debtors	18,714	72,037
Total	5,737,070	9,660,369

Note 7: Other Investments
Other investments are composed of premium listed corporate bonds, accrued interest amounting to EUR 47,391 (2022: Nil) are shown in the caption Other debtors.
Note 8: Cash at Bank and in hand
This caption includes a guarantee amounting to EUR 114,595 (2022: 75,794) which is used as a rent deposit and considered restricted cash.
Note 9: Capital and Reserves
9.1 Subscribed Capital
As at 31 December 2023, 31 December 2022 and 1 January 2022
The share capital of the Company is set at one hundred twenty-five thousand euros (EUR 125,000) fully paid represented by:
•	One thousand (1,000) General Partner’s Shares with a nominal value of (1) euro each which participate fully in the profits of the Company;

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
•	One hundred eleven thousand four hundred ninety-seven (111,497) Ordinary Shares with a nominal value of one (1) euro each which participate fully in the profits of the Company;
•	Three (3) Cumulative Preferred Shares with a nominal value of one (1) euro each which receive a cumulative preferred return in an amount determined by the General Partner; and
•
Twelve thousand five hundred (12,500) Preferred Shares with a nominal value of one (1) euro each which receive a 16% share of gross revenues on an annual basis which is netted against with the receipts of the CoCo Bonds and participate 40% in the capital in the event of an Exit Event as governed by the Shareholders Agreement.

9.2 Legal Reserve
Under Luxembourg law, the Company is required to transfer 5% of its annual net profit to a reserve account from which no distribution must be made. This requirement is fully satisfied when the reserve has reached 10% of the Company’s subscribed Capital. The Company has met the required reserve.
9.3 Other available reserve
The available reserve is composed of the cumulative preferred return payable to the holders of the Cumulative Preferred Shares.
Note 10: Provisions
Tax provisions are composed of Provisions for corporate income tax, provisions for municipal business tax and provision for net wealth tax.

	2023	2022
Tax provision 2022	1,266,619	691,987
Tax provision 2023	863,474	1,266,619
Total	2,130,093	1,958,606

Note 11: Creditors

	Within one year	After more than one year	2023	2022
Convertible debenture loans	1,035,640	5,000,000	6,035,640	6,016,293
Amounts owed to credit institutions	3,679,936	—	3,679,936	—
Trade creditors	3,242,983	4,850,656	8,093,639	7,267,435
Other creditors	791,810	—	791,810	988,021
Tax authorities	107,743	—	107,743	212,656
Total	8,858,112	9,850,656	18,708,768	14,484,405

11.1 Convertible debenture loans
The Company issued 5,000,000 (five million) contingent convertible debenture (“CoCo”) bonds with a par value of EUR 1 (one EUR) on 2 May 2019. The bonds have an interest rate equal to 16% (sixteen percent) of the gross revenues, payable on a quarterly basis and are in registered form. The first interest payment date was 31 March 2019. The maturity date falls twenty five (25) years after the first issue date. In case of Conversion Event triggered by an Exit, the holder will have five (5) Business Days upon receipt of a Conversion Notice to inform the Company in accordance with the provisions of clause 15 whether it wishes to exercise its right to convert to CoCo Bonds into the Conversion Shares or not. For the avoidance of doubt, the Holder will have no

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
such option in any other Conversion Event. The CoCo Bonds are transferable only in accordance with the terms and subject to the conditions of the Shareholder Agreements. The CoCo Bonds constitute unsecured and subordinated obligations of the Company, ranking pari passu among themselves and pari passu with all other subordinated debts of the Company.
11.2 Amounts owed to credit institutions
Amounts owed to credit institutions consist in a short term loan amounting to EUR 3,642,000 (2022: EUR nil) and accrued interest thereon amounting to EUR 37,936 (2022: EUR nil). This loan is secured by the portfolio of bonds with a value of EUR 3,268,839 and EUR 526,250 cash deposit. The loan is a 3 month bearing interest at the market rates.
11.3 Other
Trade creditors consist mainly of amounts payable to suppliers and introducers of the Luxembourg Life Fund and Luxembourg Life Fund II and amount to EUR 8,093,639 (2022: EUR 7,267,435).
Other creditors consist mainly dividends payable.
Note 12: Net Turnover
Net turnover consists of revenue from management fees and performance fees

	2023	2022
Management Fees	26,294,468	28,359,399
Net change in Unrealised foreign exchange gain on Management Fees	—	3,006,587
Performance Fees	3,377,752	4,031,068
Net change in Unrealised foreign exchange gain on Performance Fees	—	15,483
Redemption Fees	—	3,603
Marketing Advisory Fees	—	21,521
Total	29,672,220	35,437,661

The Company receives management fees for the management of the Funds. The management fee is based on the Net Asset Value of the funds and varies from 0.25% to 2.00%.
Performance fees are calculated based on the performance of the individual share classes of the funds. A hurdle rate of 6% or 8% is used for the calculation of performance fees, depending on the specific fund.
Note 13: Other external expenses
Other external charges are presented as follows:

	2023	2022
Retrocessions fees	9,172,492	10,545,338
Net change in Unrealised foreign exchange loss on Retrocession fees	—	1,196,392
Commissions and professional fees	1,662,796	675,649
Other Charges	1,322,857	1,187,449
Audit fees	210,829	83,061
Total	12,368,974	13,687,889

The Company has entered into agreements with various parties to introduce new investors into the funds. The Company has agreed by way of agreement to share a portion of its management and performance fees with these introducers as retrocession fees.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
Note 14: Staff
Staff costs are as follows:

	2023	2022
Salaries and wages	4,802,991	5,731,814
Social security on salaries and wages	247,263	248,535
Supplementary social security bonuses and others	21,667	20,434
Total	5,071,921	6,000,783

The average number of staff during the financial year is as follows:

Category	2023	2022
Employees	19	17
Management	3	3
Total	22	20

Note 15: Emoluments granted to the members of the Management and Supervisory Bodies and commitments arising from or entered in respect of retirement pensions for former members of those bodies.
The emoluments paid to the members of the Management are included in the staff costs presented in the profit and loss account.
The emoluments granted to the members of the Supervisory Board amount to EUR 84,000 (2022: EUR 72,000) and are included in the external expenses in the profit and loss account.
There is no commitment arising from or entered in respect of retirement pensions for former members of Management and/ or Supervisory Board in that capacity of the Company.
Note 16: Other operating expenses
Other operating expenses are mainly composed of:

	2023	2022
Software Licenses	130,277	119,044
Non-Deductible VAT	256,350	178,614
Others	(471)	—
Total	386,156	297,658

Note 17: Tax on Profit or Loss
A provision of EUR 630,638 (2022: EUR 924,671) for Corporate Income Tax and EUR 232,837 (2022: EUR 341,948) for Municipal Business Tax was recorded during the year ended 31 December 2023.The applicable rates (statutory and effective) on the taxable profit are 18.19% (2022: 18.19%) for Corporate Income Tax and 6.75% (2022: 6.75%) for Municipal Business Tax.

	2023	2022
Corporate Income Tax (CIT)	630,638	924,671
Municipal Business Tax (MBT)	232,837	341,948
CIT and MBT from previous years	2,707	9,003
Total	866,182	1,275,622

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
Note 18: Related Party Transactions
On 2 May 2019, the Company issued the CoCo Bonds described in note 11.1, these bonds were subscribed by Carlisle Acquisition Vehicle LLC. The interest paid during the year amounted to EUR 4,216,835 (2022: EUR 4,541,006).
Due to this, on 13 March 2019, the Company entered into an introduction agreement and a marketing advisory agreement with a company (the “Related Distributor”) directly related to the Company’s main shareholder. The Related Distributor will receive retrocession fees and a marketing fees related to these investments into the Long Term Growth Fund, the Absolute Return Fund II, the Absolute Return Fund III, the Absolute Return Fund IV and Short-Term Monetization placed from this account.
Note 19: Subsequent event
During the year 2024, the shareholders of Carlisle Management entered into an agreement to sell 100% of the shares of the Company to Abacus Life, Inc. (“Abacus”) (NASDAQ: ABL), a leading buyer of life insurance policies and vertically integrated alternative asset manager specializing in specialty insurance products. The transaction will provide a myriad of potential opportunities and synergies that will be available to the funds managed by the Company, the Company, its shareholders, and employees. This transaction is subject to the approval by the CSSF.
Note 20: Principal Differences and Reconciliation between Lux GAAP and U.S. GAAP
The following information is provided following the guidance set out in Item 17 to the SEC’s Form 20-F, which establishes the requirements for reconciliations between another comprehensive basis of accounting and US GAAP. The item 17 reconciliation footnote starts with the Lux GAAP financial statements, which together with the subsequent application of consolidation principles and preparation of the cash flow statements are deemed to be a comprehensive basis of accounting.
The principal differences between Lux GAAP and U.S. GAAP that affect the profit and loss account and capital and reserves of the Company relate to the accounting treatment of the following items:
Fair value of available for sale debt securities
The Company accounts for its debt securities on a cost basis. Under U.S. GAAP, ASC 320 Investments-Debt Securities, investments where management does not have the positive intent and ability to hold the securities to maturity are accounted for on a fair value basis, and classified as Available for Sales (“AFS”) with fair value changes going through Other Comprehensive Income (“OCI”).
Fair value of investments in the funds
The Company accounts for its investments held in the Funds on a cost basis. Under U.S. GAAP, ASC 321 Investments - Equity Securities, these investments are accounted for under a fair value model using Net Asset Value (“NAV”) as a practical expedient with changes going through net income.
Capitalized reorganization costs
The Company accounts for its reorganization costs as intangible assets and are being amortized over a period of 5 years. Under US GAAP, ASC 350 Intangibles-Goodwill and Other, such expenses do not meet the criteria for capitalization and are expensed to the profit and loss as incurred.
Income taxes
Deferred tax assets and liabilities are recognized for tax effects of the other U.S. GAAP adjustments mentioned above.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Notes to the Annual Accounts
All adjustments are shown on a gross basis, and the income tax impact has been captured under the Income taxes adjustment line.
Reconciliation of Lux GAAP to U.S. GAAP
A reconciliation of the reported Profit and Loss and Capital and Reserves to U.S. GAAP is presented in accordance with the format stated for Item 17 in Form 20-F.
The next tables illustrate the information required by Rule 3-05 and Item 17 of Form 20-F and is based on the explanation of differences between Lux GAAP and U.S. GAAP described previously:
Reconciliation of Net Income

	2023	2022
	EUR	EUR
Profit or (Loss) Under Lux GAAP	5,853,455	9,286,707
Fair value of AFS debt securities:
Unrealized gain/(loss)	—	—
Fair value of investments in the funds:
Unrealized gain/(loss)	(279,162)	72,909
Capitalized reorganization costs:
Amortization expense reversal	58,895	58,895
Recognition of reorganization expenses	—	—
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	—	—
Fair value of investments in the funds	69,623	(18,184)
Capitalized reorganization costs	(14,688)	(14,688)
Profit or (Loss) Under U.S. GAAP	5,688,123	9,385,639

Reconciliation of Capital and Reserves

	2023	2022
	EUR	EUR
Capital and Reserves Under Lux GAAP	16,794,995	11,433,261
Fair value of AFS debt securities:
Unrealized gain/(loss)	69,646	—
Fair value of investments in the funds:
Unrealized gain/(loss)	168,949	448,111
Capitalized reorganization costs:
Amortization expense reversal	265,028	206,133
Recognition of reorganization expenses	(294,476)	(294,476)
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	(17,370)	—
Fair value of investments in the funds	(42,135)	(111,759)
Capitalized reorganization costs	7,344	22,033
Capital and Reserves Under U.S. GAAP	16,951,981	11,703,303

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Interim (Unaudited) Balance sheet as at 30 June 2024
(expressed in EUR)

ASSETS	Notes	30 June 2024	31 December 2023
C. Fixed assets	3	5,629,639	6,123,364
I. Intangible assets
Concessions, patents, licences, trademarks and similar rights and assets, if they were
a) acquired for valuable consideration and need to be amortized		1,217,891	1,689,479
II. Tangible assets
3. Other fixtures and fittings, tools and equipment	4	—	1,740
III. Financial assets
5. Investments held as fixed assets	5	4,411,748	4,432,234
D. Current assets		35,959,210	31,510,493
II. Debtors	6
1. Trade debtors
1. a) becoming due and payable within one year	6	5,454,700	6,235,561
1. b becoming due and payable after one year		12,790,494	12,790,612
Amounts owed by undertakings with which the undertaking is linked by virtue of participating interests
3. a) becoming due and payable within one year	6	1,607,928	1,162,129
4. Other debtors
4. a) becoming due and payable within one year	6	6,845,693	5,136,813
III. Investments
3. Other investments	7	4,549,854	3,268,839
IV. Cash at bank and in hand	8	4,710,541	2,916,539
E. Prepayments		—	—
TOTAL ASSETS		41,588,849	37,633,857

The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Interim (Unaudited) Balance sheet as at 30 June 2024
(expressed in EUR)

CAPITAL, RESERVES AND LIABILITIES	Notes	30 June 2024	31 December 2023
A. Capital and reserves	9	18,571,489	16,794,995
I. Subscribed capital	9.1	125,000	125,000
IV. Reserves
1. Legal Reserve	9.2	12,500	12,500
4. Other reserves, including the fair value reserve
a) other available reserves	9.3	3,324,000	3,324,000
b) other non-available reserves		894,438	894,438
V. Profit or loss brought forward		12,439,058	6,585,602
VI. Profit or loss for the financial year		1,776,493	5,853,455
B. Provisions	10	1,505,983	2,130,093
2. Provisions for taxation		1,505,983	2,130,093
C. Creditors		21,511,376	18,708,768
1. Debenture loans
a) Convertible loans
i) becoming due and payable within one year	11.1	2,048,447	1,035,640
ii) becoming due and payable after more than one year	11.1	5,000,000	5,000,000
2. Amounts owed to credit institutions
a) becoming due and payable within one year	11.2	5,351,767	3,679,936
4. Trade creditors
4.a) becoming due and payable within one year	11.3	2,926,869	3,197,558
4.b) becoming due and payable after one year	11.3	4,959,097	4,850,656
8. Other creditors
a) Tax authorities	11.3	163,362	107,743
c) Other creditors
c)i) becoming due and payable within one year	11.3	1,061,834	837,235
TOTAL CAPITAL, RESERVES AND LIABILITIES		41,588,848	37,633,857

The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Interim (Unaudited) Profit and loss account for the period ended 30 June 2024
(expressed in EUR)

INTERIM PROFIT AND LOSS ACCOUNT	Notes	30 June 2024	30 June 2023
1. Net turnover	12	12,749,036	16,669,793
5. Raw materials and consumables and other external expenses	13	(5,142,802)	(7,104,668)
a) Raw materials and consumables		(8,916)	(17,138)
b) Other external expenses		(5,133,886)	(7,087,530)
6. Staff costs	14	(2,519,076)	(3,321,554)
a) Wages and salaries		(2,386,732)	(3,184,425)
b) Social security costs
ii) other social security costs		(132,344)	(137,129)
7. Value adjustments	3-4	(472,994)	(140,781)
a) in respect of formation expenses and of tangible and intangible fixed assets		(472,994)	(140,781)
8. Other operating expenses	16	(208,621)	(174,394)
11. Other interest receivable and similar income		326,590	(112,658)
b) other interest and similar income		326,590	(112,658)
14. Interest payable and similar expenses		(2,151,899)	(2,131,221)
b) other interest and similar expenses		(2,151,899)	(2,131,221)
15. Tax on profit or loss	17	(779,741)	(667,707)
16. Profit or loss after taxation		1,800,493	3,016,810
17. Other taxes not shown under items 1 to 16	17	(24,000)	—
18. Profit or loss for the financial year		1,776,493	3,016,810

The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Interim (Unaudited) cash flow statement for the period ended 30 June 2024
(expressed in EUR)

	30 June 2024	30 June 2023
Operating activities
Profit after tax	1,800,493	3,016,810
Working capital adjustment
Decrease/(increase) in trade and other receivables	(1,373,700)	(5,071,106)
Decrease/(increase) in prepayment	—	(22,894)
(Decrease)/increase in trade and other payables	117,971	1,172,153
Amortizations and depreciations	472,994	140,781
Other tax paid	(24,000)	—
(Decrease)/increase in tax accrual	(624,110)	(26,988)
Net cash flow (used in) from operating activities	369,648	(791,243)
Investing activities
Acquisition of shares in funds	—	—
Disposal of shares in funds	20,731	—
Impairment	—	(265)
Purchase of assets	—	(2,209,029)
Acquisition bonds portfolio	(1,281,015)	(2,278,766)
Net cash flow (used in) from investing activities	(1,260,284)	(4,488,060)
Financing activities
(Decrease)/increase in interest payables	1,060,638	33,748
(Decrease)/increase in loan received	1,624,000	2,480,011
Net cash flow (used in) from financing activities	2,684,638	2,513,759
Net (decrease)/increase in cash and cash equivalents	1,794,002	(2,765,544)
Cash and cash equivalents at the beginning of the year	2,916,539	6,285,771
Cash and cash equivalents at the end of the year	4,710,541	3,520,227

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Interim (Unaudited) statement of capital and reserves for the period ended 30 June 2024
(expressed in EUR)

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial period	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2023	125,000	12,500	4,218,438	6,585,603	5,853,455	—	16,794,996
Movements for the year	—	—	—	5,853,455	(5,853,455)	—	—
Allocation of prior year’s result	—	—	—	—	—	—	—
Result of the period	—	—	—	—	1,776,493	—	1,776,493
As at 30 June 2024	125,000	12,500	4,218,438	12,439,058	1,776,493	—	18,571,489

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial period	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2022	125,000	12,500	586,913	4,111,099	9,286,707	(2,688,958)	11,433,261
Movements for the year	—	—	—	—	—		—
Allocation of prior year’s result	—	—	—	9,286,707	(9,286,707)		—
Result of the period	—	—	—	—	3,016,810	3,016,810
As at 30 June 2023	125,000	12,500	586,913	13,397,806	3,016,810	(2,688,956)	14,450,071

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts
Note 1: General information
Carlisle Management Company S.C.A. was incorporated on 30 December 2008 and organised under the laws of Luxembourg as a Société en commandite par actions for an unlimited period. The registered office of the Company is established in 9, rue Sainte Zithe, L-2763 Luxembourg.
The Company’s financial year starts on 1 January and ends on 31 December of each year.
The General Partner of the Company is Carlisle Investment Group S. à r.l., domiciled in Luxembourg. The Company is a Management Company under Chapter 16 of the Law of December 17, 2010 (as amended) on Undertakings for Collective Investment. The purpose of the Company is the collective portfolio management of one or several Luxembourg specialized investment funds. The Company may undertake any activity in Luxembourg and abroad relating to the investment management, administration and marketing of the funds.
The Company is registered as an AIFM under the Alternative Investment Fund Managers law of July 12, 2013, as amended, and as such manages the following funds:
•	Luxembourg Life Fund FCP SIF
•	Long Term Growth Fund SICAV RAIF
•	Luxembourg Life Fund II FCP RAIF
Note 2: Summary of significant accounting policies
2.1 Basis of preparation
The annual accounts have been prepared on a going concern basis and in accordance with Luxembourg legal and regulatory requirements under the historical cost convention. Accounting policies and valuation rules are, besides the ones laid down by the Law of 19 December 2002 (as amended), determined and applied by the General Partner.
The preparation of the annual accounts requires the use of certain critical accounting estimates. It also requires the General Partner to exercise its judgement in the process of applying the accounting policies. Changes in assumptions may have a significant impact on the annual accounts in the period in which the assumptions changed. Management believes that the underlying assumptions are appropriate and that the annual accounts therefore present the financial position and results fairly.
The amount allocated to the reserve for net wealth tax which were shown as available reserve in the balance sheet as at December 31, 2022 have been reclassified to non-available reserve to ensure the comparability with the figures as at December 31, 2023.
2.2 Additional statements and notes
Based on article 26 (1) of the Law of 19 December 2002 (as amended), the General Partner has chosen to include two other statements, the Cash flow statement and the Statement of changes in capital and reserves, as well as related notes and disclosures within these interim accounts. This also includes Note 20 “Principal differences and Reconciliation between Luxembourg legal and regulatory requirements (“Lux GAAP”) and United States Generally Accepted Accounting Principles (“U.S. GAAP”)” that has been prepared in order to comply with the guidance set out in Item 17 to the SEC’s Form 20-F.
The layout and captions of Balance sheet and Profit and loss account are fully prescribed by legal requirements for Lux GAAP.
There are no other sources of comprehensive income.
2.3 Statement of changes in capital and reserves
The Statement of changes in capital and reserves shows the movement of the Subscribed Capital as well as the Reserves for the Company regarding the years ending December 31, 2022 and December 31, 2023.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts
2.4 Cash Flow Statement
For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. The cash flows of the Company are prepared by using the indirect method.
2.5 Foreign currency translation
The Company’s capital is expressed in EUR, rounded to the nearest EUR, and its accounting records are maintained in this currency.
Income and expenses expressed in currencies other than the reference currency are converted at the rate applicable on the transaction date.
Cash at bank and in hand is translated at the exchange rate effective at each reporting date and at the balance sheet date. Exchange losses and gains are recorded in the profit and loss account of the year.
Other assets and liabilities expressed in currencies other than EUR are translated into EUR at the exchange rate applicable on the acquisition date. At the balance sheet date, these assets remain recorded at historical exchange rates.
2.6 Intangible and tangible assets
Intangible and tangible assets are valued at purchase price including the expenses incidental thereto or at production cost, less cumulative depreciation amounts written off and value adjustments. These value adjustments are booked in case of permanent impairment in the value and are not continued if the reasons for which the value adjustments were made have ceased to apply. Amortisations are calculated on a straight-line basis over the estimated useful economic life.
2.7 Financial fixed assets
Shares in affiliated undertakings/participating interest/loan to these undertakings/securities held as fixed assets/other loans are valued at purchase price/nominal value (loans and claims) including the expenses incidental thereto.
In the case of durable depreciation in the value according to the General Partner, the value adjustments are made in respect of fixed assets, so that they are valued at the lowest figure to be attributed to them at the balance sheet date. These value adjustments are not continued if the reasons for which the value adjustments were made ceased to apply.
2.8 Debtors
Debts are valued at their nominal value. They are subject to value adjustments where their recovery is compromised. These value adjustments are not continued if the reasons for which the value adjustments were made have ceased to apply.
2.9 Other investments
Listed bonds are valued at the market value on the acquisition date, brokerage fees and subsequently accrued interest are booked in the profit and loss account.
2.10 Provisions
Provisions for taxation corresponding to the tax liability estimated by the Company for the financial years for which the tax return has not yet been filed are recorded under the caption “Provisions for taxation”. The advance payments are shown in the assets of the balance sheet under the “Other debtors” item.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts
2.11 Creditors
Payables are recorded at their reimbursement value.
2.12 Deferred income
This liability includes income received during the accounting year that relates to a subsequent financial year.
2.13 Net turnover
Investment management and performance fees receivable are accrued on a monthly and quarterly basis and received monthly and quarterly in arrears respectively. Performance fees are accrued once the required hurdle rate has been achieved and will be received in line with the rules set out in the Private Placement Memorandum of the Funds.
Note 3: Intangible assets
Intangible assets consist of costs associated with projects that have a benefit to the Company for a period longer than one year which are capitalized and amortised as such.

	30 June 2024	31 December 2023
Gross book value - opening balance	2,639,521	430,492
Additions	—	2,209,029
Accumulated amortization - opening balance	(950,376)	(342,149)
Charge for the period	(471,254)	(608,227)
Accumulated amortization - closing balance	(1,421,630)	(950,376)
Net book value - opening balance	2,160,398	88,843
Net book value - closing balance	1,217,891	1,689,145

Intangible assets other than distribution rights are amortized over a period of 5 years which approximates their useful life, distribution rights are amortized over a period of 2.5 years which approximates their useful life.
The asset acquired during the year 2023 consisted in the actual value distribution rights held by a distributor.
Note 4: Tangible assets
Tangible assets include other fixtures, fittings, tools and equipment. The movements for the period are as follows:

	June 30, 2024	31 December 2023
Gross book value - opening balance	96,599	96,599
Accumulated depreciation - opening balance	(94,859)	(88,259)
Charge for the period	(1,740)	(6,600)
Accumulated depreciation - closing balance	(96,599)	(94,859)
Net book value - opening balance	1,740	8,340
Net book value - closing balance	—	1,740

The Tangible assets are amortized over a period of 10 years which approximates their useful life.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts
Note 5: Financial fixed assets
The financial fixed assets include investments held in the following related investment funds:
•	Luxembourg Life Fund - Long Term Growth Fund 2021
•	Luxembourg Life Fund - Absolute Return Fund I
•	Luxembourg Life Fund II - Absolute Return Fund II
•	Luxembourg Life Fund II - Absolute Return Fund III
•	Luxembourg Life Fund II - Absolute Return Fund IV
The movements for Investment held as fixed assets for the period are as follows:

	June 30, 2024	31 December 2023
Gross book value - opening balance	4,432,479	4,431,968
Additions	—	17,832
Disposals	(20,396)	(17,321)
Gross book value - closing balance	4,412,083	4,431,968
Impairment	(334)	—
Net book value - closing balance	4,411,749	4,432,479

Note 6: Debtors

	June 30, 2024	31 December 2023
Trades debtors	18,245,193	19,026,173
- Luxembourg Life Fund - Long Term Growth Fund	312,179	336,726
- Luxembourg Life Fund - Long Term Growth Fund 2021	1,695,869	2,692,971
- Long Term Growth Fund - compartment A	15,066	23,908
- Long Term Growth Fund - Air Life Fund II - Lux	5,443	24,482
- Luxembourg Life Fund - Absolute Return Fund I	11,939,780	11,716,531
- Luxembourg Life Fund II - Absolute Return Fund II	1,792,084	1,762,087
- Luxembourg Life Fund II - Absolute Return Fund III	2,397,979	2,837,694
- Luxembourg Life Fund II - Absolute Return Fund IV	86,793	81,774
- Others	—	—
Amounts owed by undertakings by virtue of participating interest	1,607,928	1,162,129
Other debtors	6,845,693	5,136,813
- Advances to Direct Tax Authorities (ACD)	1,267,250	1,316,632
- Shareholders advances	5,265,000	3,641,000
- Miscellaneous receivables	313,443	179,181
Total	26,698,814	25,325,115

The advances and loans granted to the shareholders of the Company amounted to EUR 5,265,000 (2023 EUR 3,641,000) are shown in in the caption other debtors.
Receivables from tax authorities are composed of advance for Municipal Business Tax amounting to EUR 376,700 (2023 EUR 354,632) and advances for Corporate income tax amounting to EUR 890,550 (2023 EUR 962,000).

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts

	Due within one year	After more than one year
30 June 2024 Trade debtors
- Luxembourg Life Fund - Long Term Growth Fund	312,179	—
- Luxembourg Life Fund - Long Term Growth Fund 2021	1,695,869	—
- Long Term Growth Fund Compartment A	15,066	—
- Long Term Growth Fund - Air Life Fund II - Lux	2,696	2,747
- Luxembourg Life Fund - Absolute Return Fund I	1,097,045	10,842,735
- Luxembourg Life Fund II - Absolute Return Fund II	837,324	954,760
- Luxembourg Life Fund II - Absolute Return Fund III	1,407,727	990,252
- Luxembourg Life Fund II - Absolute Return Fund IV	86,793	—
Total	5,454,700	12,790,494

	Due within one year	After more than one year
31 December 2023 Trade debtors
- Luxembourg Life Fund - Long Term Growth Fund	336,726	—
- Luxembourg Life Fund - Long Term Growth Fund 2021	2,692,971	—
- Long Term Growth Fund - A	23,908	—
- Long Term Growth Fund - Air Life Fund II - Lux	21,618	2,865
- Luxembourg Life Fund - Absolute Return Fund I	873,796	10,842,735
- Luxembourg Life Fund II - Absolute Return Fund II	807,327	954,760
- Luxembourg Life Fund II - Absolute Return Fund III	1,397,441	990,252
- Luxembourg Life Fund II - Absolute Return Fund IV	81,774	—
Total	6,235,561	12,790,612

The Company receives performance fees that are due from the closed end Funds when they are actually paid which is expected to be in more than one year. This amounted to EUR 12,790,494 (20223 EUR 12,787,747). This amount consisted of the full amount of Trade Debtors becoming due and payable after more than one year.
Note 7: Other investments
Other investments are composed of premium listed corporate bonds, accrued interest amounting to EUR 78,498 are shown in the caption Other debtors.
Note 8: Cash at Bank and in hand
This caption includes a guarantee amounting to EUR 114,595 which is used as a rent deposit and considered as restricted cash.
Note 9: Capital and Reserves
9.1 Subscribed Capital
As at 30 June 2024 and 31 December 2023, the share capital of the Company is set at one hundred twenty-five thousand euros (EUR 125,000) fully paid represented by:
•	One thousand (1,000) General Partner’s Shares with a nominal value of (1) euro each which participate fully in the profits of the Company;
•	One hundred eleven thousand four hundred ninety-seven (111,497) Ordinary Shares with a nominal value of one (1) euro each which participate fully in the profits of the Company;

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts
•	Three (3) Cumulative Preferred Shares with a nominal value of one (1) euro each which receive a cumulative preferred return in an amount determined by the General Partner; and
•	Twelve thousand five hundred (12,500) Preferred Shares with a nominal value of one (1) euro each.
9.2 Legal Reserve
Under Luxembourg law, the Company is required to transfer 5% of its annual net profit to a reserve account from which no distribution must be made. This requirement is fully satisfied when the reserve has reached 10% of the Company’s subscribed Capital. The Company has met the required reserve.
9.3 Other available reserve
The available reserve is composed of the cumulative preferred return payable to the holders of the Cumulative Preferred Shares.
Note 10: Provisions
Tax provisions are composed of Provisions for corporate income tax, provisions for municipal business tax and provision for net wealth tax.

30 June 2024
Tax provision 2023	863,475
Tax provision Q2 2024	642,508
1,505,983

31 December 2023
Tax provision 2022	1,266,619
Tax provision 2023	864,474
Total	2,130,093

Note 11: Creditors

	Within one year	After more than one year	30 June 2024
Convertible debenture loans	2,048,447	5,000,000	7,048,447
Amounts owed to credit institutions	5,351,767	—	5,351,767
Trade creditors	2,926,869	4,959,097	7,885,966
Other creditors	1,061,834	—	1,061,834
Tax authorities	163,362	—	163,362
Total	11,552,279	9,959,097	21,511,376

	Within one year	After more than one year	31 December 2023
Convertible debenture loans	1,035,640	5,000,000	6,035,640
Amounts owed to credit institutions	3,679,936	—	3,679,936
Trade creditors	3,197,558	4,850,656	8,048,214
Other creditors	837,235	—	791,810
Tax authorities	107,743	—	107,743
Total	8,858,112	9,850,656	18,708,768

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts
11.1 Convertible debenture loans
The Company issued 5,000,000 (five million) contingent convertible debenture (“CoCo”) bonds with a par value of EUR 1 (one EUR) on 2 May 2019. The bonds have an interest rate equal to 16% (sixteen percent) of the gross revenues, payable on a quarterly basis and are in registered form. The first interest payments date was 31 March 2019. The maturity date is falling twenty five (25) years after the first issue date. In case of Conversion Event triggered by an Exit, the holder will have five (5) Business Days upon receipt of a Conversion Notice to inform the Company in accordance with the provisions of clause 15 whether it wishes to exercise its right to convert to CoCo Bonds into the Conversion Shares or not. For the avoidance of doubt, the Holder will have no such option in any other Conversion Event. The CoCo Bonds are transferable only in accordance with the terms and subject to the conditions of the Shareholder Agreements. The CoCo Bonds constitute unsecured and subordinated obligations of the Company, ranking pari passu among themselves and pari passu with all other subordinated debts of the Company.
11.2 Amounts owed to credit institutions
Amounts owed to credit institutions consist of short term loan amounting to EUR 5,266,000 (2023 EUR 3,642,000) and accrued interest thereon amounting to EUR 85,767. This loan is secured by the portfolio of bonds with a value of EUR 4,161,604 (2023 EUR 3,268,839) and EUR 1,400,000 cash deposit (2023 EUR 526,250). The loan is a 3 months bearing interest at the market rates.
11.3 Other
Trade creditors consist mainly of amounts payable to suppliers and introducers of the Luxembourg Life Fund and Luxembourg Life Fund II.
Other creditors consist mainly dividends payable.
Note 12: Net Turnover
The net turnover consists of revenue from management fees and performance fees

	30 June 2024	30 June 2023
Management Fees	12,710,413	13,292,041
Performance Fees	38,623	3,377,752
Total	12,749,036	16,669,793

The Company receives management fees for the management of the Funds. The management fee is based on the Net Asset Value of the funds and varies from 0.25% to 2.00%.
Performance fees are calculated based on the performance of the individual share classes of the funds. A hurdle rate of 6% or 8% is used for the calculation of performance fees, depending on the specific fund.
Note 13: Other external expenses
Other external charges are presented as follows:

	30 June 2024	30 June 2023
Retrocessions fees	3,719,167	5,640,990
Commissions and professional fees	654,460	482,906
Other Charges	677,248	897,766
Audit fees	82,960	65,868
Total	5,133,836	7,087,530

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts
The Company has entered into agreements with various parties to introduce new investors into the funds. The Company has agreed by way of agreement to share a portion of its management and performance fees with these introducers as retrocession fees.
Note 14: Staff
Staff costs are as follows:

	30 June 2024	30 June 2023
Salaries and wages	2,386,732	3,184,425
Social security on salaries and wages	132,344	137,129
Total	2,159,076	3,321,554

Note 15: Emoluments granted to the members of the Management and Supervisory Bodies and commitments arising from or entered in respect of retirement pensions for former members of those bodies.
The emoluments paid to the members of the Management are included in the staff costs presented in the profit and loss account.
The emoluments granted to the members of the Supervisory Board amount to EUR 24,000 and are included in the external expenses in the profit and loss account.
There is no commitment arising from or entered in respect of retirement pensions for former members of Management and/ or Supervisory Board in that capacity of the Company.
Note 16: Other operating expenses
Other operating expenses are mainly composed of:

	30 June 2024	30 June 2023
Software Licenses	43,275	37,388
Non-Deductible VAT	165,344	137,006
Total	208,619	174,394

Note 17: Tax on Profit or Loss
A provision of EUR 469,476 for Corporate Income Tax and EUR 173,033 for Municipal Business Tax was recorded during the period ended 30 June 2024 (2023 EUR 665,000).
Note 18: Related Party Transactions
On 2 May 2019, the Company issued the CoCo Bonds described in note 11.1, these bonds were subscribed by Carlisle Acquisition Vehicle LLC. The interest paid during the period amounted to EUR 2,025,160 (2023 4,216,835).
Due to this, on 13 March 2019, the Company entered into an introduction agreement and a marketing advisory agreement with a company (the “Related Distributor”) directly related to the Company’s main shareholder. The Related Distributor will receive retrocession fees and a marketing fees related to these investments into the Long Term Growth Fund, the Absolute Return Fund II, the Absolute Return Fund III, the Absolute Return Fund IV and Short-Term Monetization placed from this account.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts
Note 19: Subsequent event
In July 2024, the shareholders of Carlisle Management entered into an agreement to sell 100% of the shares of the Company to Abacus Life, Inc. (“Abacus”) (NASDAQ: ABL), a leading buyer of life insurance policies and vertically integrated alternative asset manager specializing in specialty insurance products. The transaction will provide a myriad of potential opportunities and synergies that will be available to the funds managed by the Company, the Company, its shareholders, and employees. This transaction is subject to the approval by the CSSF.
Note 20: Principal differences and Reconciliation between Luxembourg legal and regulatory requirements (“Lux GAAP”) and United States Generally Accepted Accounting Principles (“U.S. GAAP”)
The following information is provided following the guidance set out in Item 17 to the SEC’s Form 20-F, which establishes the requirements for reconciliations between another comprehensive basis of accounting and US GAAP. The item 17 reconciliation footnote starts with the Lux GAAP financial statements, which together with the subsequent application of consolidation principles and preparation of the cash flow statements are deemed to be a comprehensive basis of accounting.
The principal differences between Lux GAAP and U.S. GAAP that affect the profit and loss account and capital and reserves of the Company relate to the accounting treatment of the following items:
Fair value of available for sale debt securities
The Company accounts for its debt securities on a cost basis. Under U.S. GAAP, ASC 320 Investments-Debt Securities, investments where management does not have the positive intent and ability to hold the securities to maturity are accounted for on a fair value basis, and classified as Available for Sales (“AFS”) with fair value changes going through Other Comprehensive Income (“OCI”).
Fair value of investments in the funds
The Company accounts for its investments held in the Funds on a cost basis. Under U.S. GAAP, ASC 321 Investments - Equity Securities, these investments are accounted for under a fair value model using Net Asset Value (“NAV”) as a practical expedient with changes going through net income.
Capitalized reorganization costs
The Company accounts for its reorganization costs as intangible assets and are being amortized over a period of 5 years. Under US GAAP, ASC 350 Intangibles-Goodwill and Other, such expenses do not meet the criteria for capitalization and are expensed to the profit and loss as incurred.
Income taxes
Deferred tax assets and liabilities are recognized for the tax effects of the other U.S. GAAP adjustments mentioned above.
The Company recognizes income tax expense during an interim period based on estimated payments made. Under U.S. GAAP, ASC 740-270, Income Taxes - Interim Reporting, income tax expense during an interim period is generally estimated using an estimated annual effective income tax rate.
All adjustments are shown on a gross basis, and the income tax impact has been captured under the Income taxes adjustment line.
Reconciliation of Lux GAAP to U.S. GAAP
A reconciliation of the reported Profit and Loss and Capital and Reserves to U.S. GAAP is presented in accordance with the format stated for Item 17 in Form 20-F.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

Notes to the Interim (Unaudited) Accounts
The next tables illustrate the information required by Rule 3-05 and Item 17 of Form 20-F and is based on the explanation of differences between Lux GAAP and U.S. GAAP described previously:
Reconciliation of Net Income

	30 June 2024	30 June 2023
	EUR	EUR
Profit or (Loss) Under Lux GAAP	1,776,493	3,016,810
Fair value of AFS debt securities:
Unrealized gain/(loss)	—	—
Fair value of investments in the funds:
Unrealized gain/(loss)	101,437	(194,219)
Capitalized reorganization costs:
Amortization expense reversal	29,448	29,448
Recognition of reorganization expenses	—	—
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	—	—
Fair value of investments in the funds	(25,298)	48,438
Capitalized reorganization costs	(7,344)	(7,344)
Interim income tax expense adjustment	317,561	198,688
Profit or (Loss) Under U.S. GAAP	2,192,297	3,091,821

Reconciliation of Capital and Reserves

	30 June 2024	31 December 2023
	EUR	EUR
Capital and Reserves Under Lux GAAP	18,571,489	16,794,995
Fair value of AFS debt securities:
Unrealized gain/(loss)	87,568	69,646
Fair value of investments in the funds:
Unrealized gain/(loss)	270,385	168,949
Capitalized reorganization costs:
Amortization expense reversal	294,476	265,028
Recognition of reorganization expenses	(294,476)	(294,476)
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	(21,839)	(17,370)
Fair value of investments in the funds	(67,434)	(42,135)
Capitalized reorganization costs	—	7,344
Interim income tax expense adjustment	317,561	—
Capital and Reserves Under U.S. GAAP	19,157,730	16,951,981

9,302,765 Shares of Common Stock

$64,380,575 of 9.875% Fixed Rate Senior Notes due 2028
PROSPECTUS